Exhibit 10.1

Execution Version

CONFIDENTIAL MATERIAL OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into on this 19th day of September, 2012 (the “Effective Date”), by and between Onconova Therapeutics, Inc., a company organized under the laws of the State of Delaware with its principal place of business at 375 Pheasant Run, Newtown, PA 18490 (“Onconova”) and Baxter Healthcare SA, a company organized under the laws of the Switzerland with its principal place of business at Thurgauerstrasse 130 8152 Glattpark (Opfikon) Switzerland (“Baxter”).  Onconova and Baxter may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Onconova is developing a pharmaceutical product under the trademark Estybon® (also known as rigosertib or ON 01910.Na) for use in oncology, and owns or controls certain proprietary patents, technology, know-how and information relating to such product; and

WHEREAS, Baxter is engaged in the research, development and commercialization of pharmaceutical products, and desires to acquire an exclusive license in the Licensed Territory (as defined below) under Onconova’s patents, technology, know-how and other information relating to such product, and Onconova desires to grant such exclusive license, on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

The following terms as used in this Agreement shall have the meanings set forth in this Section (which meanings shall be applicable both to the singular and the plural forms of such terms):

1.1.                            “Additional Indication” has the meaning set forth in Section 4.3.1.

1.2.                            “Affiliate” means with respect to each Party, any Person that directly or indirectly is controlled by, controls or is under common control with a Party.  For the purposes of this definition only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests or (c) with respect to any Person, the power to direct the management and policies of such entity.

1.3.                            “Baxter Confidential Information” has the meaning set forth in Section 13.2.1(a).

1.4.                            “Baxter Improvements” has the meaning set forth in Section 10.1.3.1.

1.5.                            “Baxter Indemnitees” has the meaning set forth in Section 14.1.

1.6.                            “Baxter Know-How” means Information Controlled by Baxter or its Affiliates that is necessary for the development, manufacture, use, sale, offer for sale and/or importation of the Licensed Products in the Licensed Field.  Notwithstanding anything herein to the contrary, Baxter Know-How shall exclude Baxter Patents.

1.7.                            “Baxter Patents” means Patents Controlled by Baxter or its Affiliates that claim inventions necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Products within the Licensed Field, including without limitation Baxter’s interest in any Joint Patents.

1.8.                            “Baxter Trademarks” has the meaning set forth in Section 11.1.

1.9.                            “Big Five EU Countries” means **.

1.10.                     “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

1.11.                     “Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Marketing Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.12.                     “Combination Product” means the Licensed Product that includes the Compound and at least one (1) additional therapeutically active pharmaceutical ingredient other than the Compound.  Except for those drug delivery vehicles, adjuvants or excipients that are recognized by the applicable Regulatory Authority as active ingredients, drug delivery vehicles, adjuvants, and excipients are hereby deemed not to be “therapeutically active pharmaceutical ingredients,” and their presence shall not be deemed to create a Combination Product for purposes of this Section 1.12.

1.13.                     “Commercial Failure” means (a) the failure of the Licensed Product to meet the specifications for the Licensed Product as set forth in Schedule 1.13(a) and/or the failure of the Licensed Product to meet other criteria for the Licensed Product identified in the Development Plan, including meeting clinical endpoints, in each case if such failure materially and adversely alters the ability to develop the Licensed Product as contemplated by the Development Plan or to commercialize the Licensed Product, (b) an issue involving safety, toxicity, efficacy, or pharmacokinetics of the Licensed Product that materially and adversely alters the development of the Licensed Product as contemplated by the Development Plan or commercialization of such Licensed Product, (c) determination by an independent expert that it is not technically feasible to scale up manufacturing for a Licensed Product to a production lot size that is consistent with what is required to continuously meeting the Licensed Territory demands for the applicable Licensed Product throughout the Term, (d) a regulatory requirement comes into effect after the Effective Date that would materially and adversely alter the development of a Licensed Product as contemplated by the Development Plan or commercialization of such Licensed Product or (e) the failure of Licensed Product to achieve at least ** of projected Net Sales, as set forth in Schedule 1.13(e), in the Licensed Territory for any calendar year following ** after receipt of Marketing Approval for the Licensed Product in the European Union.

1.14.                     “Commercialization Plan” shall have the meaning set forth in Section 7.1.4.

1.15.                     “Commercially Reasonable Efforts” means with respect to either Party, those efforts and resources that such Party would normally devote to a product or compound owned by it or to which it has rights of the type it has hereunder, which is of similar market potential at a similar stage in its development or product life, taking into account the competitiveness of the global and local marketplace, the pricing and launching strategy for the respective product, the proprietary position of the product, the profitability and the relative potential safety and efficacy of the product and other relevant factors, including technical, legal, scientific, regulatory or medical factors then prevailing.  “Commercially Reasonable” as used herein shall be interpreted in a corresponding manner.

1.16.                     “Competing Product” shall have the meaning set forth in Section 2.9.

1.17.                     “Compound” means the substance that is a sodium salt of (E)-2,4,6-trimethoxystyryl-3-carboxymethylamino-4-methoxybenzyl sulfone, or any Derivative/Improvement thereof.

1.18.                     “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement between Baxter and Onconova dated April 17, 2012.

1.19.                     “Control” means the possession of the ability to grant a license, sublicense or access as provided for under this Agreement without (a) violating the terms of any agreement or other arrangement with any Third Party or (b) increasing at any time the amount of any payments required under any such agreement or arrangement; provided that this clause (b) shall not apply (i) if the other Party elects in writing to be responsible for all such increased payments as provided in Section 2.8, or (ii) to the Upstream Agreements.

1.20.                     “Damages” has the meaning set forth in Section 14.1.

1.21.                     “Derivative/Improvement” means **.

1.22.                     “Development Milestone” has the meaning set forth in Section 9.2.1.

1.23.                     “Development Plan” means the development plan attached hereto as Schedule 1.23.

1.24.                     “Direct License” has the meaning set forth in Section 12.3.3.2.

1.25.                     “** Royalty Rates” has the meaning set forth in Section 9.3.1.

1.26.                     “Drug Approval Application” means an application for Marketing Approval required before commercial sale or use of a pharmaceutical product as a drug in a regulatory jurisdiction or country.

1.27.                     “Election Time Period” has the meaning set forth in Section 14.3.1.

1.28.                     “EMA” means the European Medicines Agency or any successor agencies thereto.

1.29.                     “Enforcing Party” has the meaning set forth in Section 10.5.4.

1.30.                     “European Union” or “EU” means all countries of the European Union, as may be included from time to time.

1.31.                     “Executive Officers” has the meaning set forth in Section 3.2.

1.32.                     “FDA” means the United States Food and Drug Administration or any successor agencies thereto.

1.33.                     “Field Correction” means any action taken or changes performed affecting a distributed product to mitigate a risk to health or correct issues with misbranded or non-conforming product.

1.34.                     “First Commercial Sale” means, with respect to a Licensed Product and any country in the Licensed Territory, the first sale of such Licensed Product under this Agreement for use in the Licensed Field to a Third Party in such country, after such Licensed Product has been granted Marketing Approval in the Licensed Field.  For avoidance of doubt, First Commercial Sales excludes transfers or dispositions of a Licensed Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes and transfers among Baxter and any of its Affiliates or from Baxter or any of its Affiliates to any of their respective Sublicensees.

1.35.                     “Force Majeure” has the meaning set forth in Section 15.4.1.

1.36.                     “Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

1.37.                     “Improvement” means any improvement or modification of the Licensed Product or Compound, including any Derivative/Improvement, that is developed by (a) Onconova or, if rights thereto are obtained by Onconova pursuant to Section 10.1.2, its Licensees or (b) Baxter or, if rights thereto are obtained by Baxter pursuant to Section 10.1.3, its Sublicensees, for use in the Licensed Field.

1.38.                     “Indemnification Claim Notice” has the meaning set forth in Section 14.3.1.

1.39.                     “Indemnified Party” has the meaning set forth in Section 14.3.1.

1.40.                     “Indemnifying Party” has the meaning set forth in Section 14.3.1.

1.41.                     “Information” means techniques, data, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and pre-clinical and clinical test data, analytical and quality control data or descriptions, including all proprietary information submitted to relevant Regulatory Authorities to support a Drug Approval Application.

1.42.                     “Initial Indications” means MDS Oral, MDS IV and Pancreatic Cancer.

1.43.                     “Invention” means any and all discoveries, developments, improvements, modifications, formulations, analogs, homologs, compositions of matter, cell lines, processes, manufactures and other inventions (whether patentable or not patentable) made in the course of activities performed under this Agreement by or on behalf of either Party or both Parties.

1.44.                     “Joint Inventions” has the meaning set forth in Section 10.2.

1.45.                     “Joint Patent” has the meaning set forth in Section 10.4.3.

1.46.                     “Joint Steering Committee” or “JSC” means the joint steering committee established pursuant to Section 3.1.

1.47.                     “Law” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.48.                     “Licensed Field” means all therapeutic indications.

1.49.                     “Licensed Product” means a pharmaceutical product in finished form that contains the Compound and all present and future formulations, dosages and dosage forms thereof.

1.50.                     “Licensed Rights” has the meaning set forth in Section 2.1.

1.51.                     “Licensed Territory” means (a) Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and (b) Liechtenstein, Monaco, Norway, San Marino, Switzerland and Turkey.

1.52.                     “Licensee” means any Third Party to which Onconova has granted rights under the Onconova Patents or Onconova Know-How for the Licensed Product in the Licensed Field outside of the Licensed Territory.

1.53.                     “Licensee Improvements” has the meaning set forth in Section 10.1.3.1.

1.54.                     “Litigation Conditions” has the meaning set forth in Section 14.3.1.

1.55.                     “Marketing Approval” means, with respect to a particular country or regulatory jurisdiction, the registrations, authorizations and approvals of the applicable Regulatory Authority or Governmental Authority in such country or regulatory jurisdiction (including, but not limited to, the EMA) that are necessary to market and sell the Licensed Product in such country or regulatory jurisdiction (e.g., a “Marketing Authorization” in the EMA).

1.56.                     “MDS” means myelodysplastic syndromes.

1.57.                     “MDS IV” means the treatment, amelioration and/or prevention of MDS using the Licensed Product in an intravenous formulation.

1.58.                     “MDS IV Bonus Condition” means **.

1.59.                     “MDS Oral” means the treatment, amelioration and/or prevention of MDS using the Licensed Product in an oral formulation (e.g., tablet or capsule).

1.60.                     “MDS Oral Phase 2 Clinical Trial” means the ONTARGET (Oral ON 01910.Na in TrAnsfusion-RequirinG patients with myElodysplasTic syndrome) trial having a Clinicaltrials.gov study identifier of NCT01584531.

1.61.                     “Net Sales” means the gross amounts invoiced or otherwise billed by Baxter and its Affiliates and Sublicensees in connection with the sale, lease or other transfer for value of Licensed Products to unaffiliated Third Parties in the applicable country of the Licensed Territory, less the following to the extent allocable to the Licensed Product and actually allowed, incurred or paid by the invoiced party during the applicable royalty period:

(a)                                 customary trade and quantity discounts actually allowed and taken;

(b)                                 amounts actually allowed or credited due to returns of Licensed Products previously sold as reflected in written invoices (and not to exceed the original invoice amount);

(c)                                  shipping, freight and insurance, to the extent separately invoiced and charged;

(d)                                 credits, allowances and rebates actually given pursuant to federal, state and/or government-mandated programs, which require a manufacturer/distributor rebate, and allowances for uncollectible accounts actually taken (it being understood that “Net Sales” will include all amounts received for any uncollectible accounts at a subsequent date); and

(e)                                  value added or import/export taxes, sales taxes, excise taxes or customs duties, to the extent applicable to such sale, and included in the invoice in respect of such sale and actually paid;

provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with then-current Generally Accepted Accounting Principles or International Financial Reporting Standards, as applicable, consistently applied, during the applicable calculation period throughout the selling party’s organization.  All such discounts, allowances, credits, rebates, and other deductions granted for a range of products shall be fairly and equitably allocated to the Licensed Product and other products of Baxter and its Affiliates and Sublicensees such that the Licensed Product does not bear a disproportionate portion of such deductions.

Notwithstanding the foregoing, in the event the Licensed Product is sold in a country in the Licensed Territory as part of a Combination Product, Net Sales of the Licensed Product will be calculated as follows:

(i)                                     If the Licensed Product and other therapeutically active pharmaceutical ingredient(s) included in the Combination Product each are sold separately in such country,

Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Licensed Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such other therapeutically active pharmaceutical ingredient(s) sold separately in the same formulation and dosage, during the applicable calendar year.

(ii)                                  If the Licensed Product is sold independently of the other therapeutically active pharmaceutical ingredient(s) included in the Combination Product in such country, but the average gross selling price of such other therapeutically active pharmaceutical ingredient(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Licensed Product sold independently and C is the average gross selling price in such country of the entire Combination Product.

(iii)                               If the other therapeutically active pharmaceutical ingredient(s) included in the Combination Product are sold independently of the Licensed Product therein in such country, but the average gross selling price of such Licensed Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction [1-B/C], where B is the average gross selling price in the Licensed Territory of such other therapeutically active pharmaceutical ingredient(s) and C is the average gross selling price in the Licensed Territory of the entire Combination Product.

(iv)                              If the Licensed Product and other therapeutically active pharmaceutical ingredient(s) included in the Combination Product are not sold separately, or if they are sold separately but the average gross selling price of neither such Licensed Product nor the other therapeutically active pharmaceutical ingredient(s) can be determined, in such country, Net Sales of the Combination Product shall be equal to Net Sales of the Combination Product multiplied by a mutually agreed percentage or, pending agreement on such a percentage, fifty percent (50%).

The average gross selling price for the product(s) contained in the Combination Product other than the Licensed Product shall be calculated for each applicable time period by dividing the gross aggregate sales revenues for such other product by the units of such other product(s) sold during such time period, as published by IMS or another mutually agreed independent source; provided that in the absence of appropriate IMS or other mutually agreed independent source of such data, such average gross selling price shall be calculated as follows:  in the calendar year during which a Combination Product is first sold in a country, a forecasted average gross selling price shall be used for the Licensed Product and the other therapeutically active pharmaceutical ingredient(s), to be determined in good faith by Baxter.  Any over- or under-payment due to a difference between forecasted and actual average gross selling prices in such country shall be paid or credited, as applicable, in the first royalty payment of the following calendar year.  In the following calendar year the average gross selling price of both the Licensed Product and the other therapeutically active pharmaceutical ingredient(s) included in the Combination Product in the previous calendar year shall apply.

1.62.                     “Onconova Confidential Information” has the meaning set forth in Section 13.1.1(a).

1.63.                     “Onconova Improvements” has the meaning set forth in Section 10.1.3.2.

1.64.                     “Onconova Indemnitees” has the meaning set forth in Section 14.2.

1.65.                     “Onconova Know-How” means Information Controlled by Onconova or its Affiliates that is necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Products in the Licensed Field in the Licensed Territory.  Notwithstanding anything herein to the contrary, Onconova Know-How shall exclude Onconova Patents.

1.66.                     “Onconova Patents” means all Patents Controlled by Onconova or its Affiliates that claim inventions necessary for the development, manufacture, use, sale, offer for sale and/or importation of Licensed Products within the Licensed Field in the Licensed Territory, including Onconova’s interest in any Joint Patents.  Onconova Patents include the Patents listed in Schedule 1.66.

1.67.                     “Onconova Trademarks” means the trademarks set forth on Schedule 1.67.

1.68.                     “ONTIME Phase 3 Clinical Trial” means the ONTIME (ON 01910.Na Trial In Myelodysplastic SyndromE) trial, having a Clinicaltrials.gov study identifier of  NCT01241500.

1.69.                     “ONTRAC Interim Analysis” means the interim analysis to be performed by the Data Safety Monitoring Committee of the Pancreatic Cancer Phase 2/3 Clinical Trial after one hundred and fifty (150) patients have been enrolled in such trial and one hundred (100) deaths have occurred, as described in the clinical trial protocol for the Pancreatic Cancer Phase 2/3 Clinical Trial.

1.70.                     “Pancreatic Cancer” means the treatment, amelioration and/or prevention of pancreatic cancer using the Licensed Product in treatment of naïve patients having pancreatic cancer.

1.71.                     “Pancreatic Cancer Phase 2/3 Clinical Trial” means the ONTRAC (ON 01910.Na TRial in patients with Advanced pancreatic Cancer) trial, having a Clinicaltrials.gov study identifier of NCT01360853.  This trial, originally commenced as a Phase 2/3 clinical trial, is now designated a Phase 3 Clinical Trial with a Data Safety Monitoring Committee review and go/no go decision (futility analysis) after 100 events in the first 150 patients.

1.72.                     “Patent” means (a) letters patent (or other equivalent legal instrument), including without limitation utility and design patents, and including without limitation any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) applications for letters patent, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications, that are pending at any time during the term of this Agreement before a government patent authority and (c) all foreign or international equivalents of any of the foregoing in any country.

1.73.                     “Patent Term Extensions” has the meaning set forth in Section 10.8.

1.74.                     “Paying Party” has the meaning set forth in Section 9.6.

1.75.                     “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.76.                     “Phase 2 Clinical Trial” means a Clinical Trial as defined in 21 C.F.R. 312.21(b), as may be amended from time to time, or any equivalent thereto in any other jurisdiction in the Licensed Territory.

1.77.                     “Phase 3 Clinical Trial” means a Clinical Trial as defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any equivalent thereto in any jurisdiction in the Licensed Territory.

1.78.                     “Phase 4 Clinical Trial” means a Clinical Trial conducted after a submission of an application for Marketing Approval of a Licensed Product, carried out for purposes of conducting safety surveillance, ongoing technical support of the Licensed Product or market access.

1.79.                     “Product Infringement” has the meaning set forth in Section 10.5.2(a).

1.80.                     “Prosecuting Party” has the meaning set forth in Section 10.4.3.

1.81.                     “Publications” has the meaning set forth in Section 13.1.3.

1.82.                     “Recipient Party” has the meaning set forth in Section 9.6.

1.83.                     “Recall” means the removal or correction of a marketed product that the FDA or other Regulatory Authority considers to be in violation of the laws it administers and against which the agency would initiate legal action (e.g., seizure) and may be conducted on a firm’s own initiative, by FDA or other Regulatory Authority request, or by FDA or other Regulatory Authority order under statutory authority.  The words ‘recalled’ ‘recalling’, etc. shall have correlative meanings.

1.84.                     “Recall Costs” means all out-of-pocket expenses directly relating to or arising out of compliance with any order of a Regulatory Authority for a Recall, Withdrawal or Field Correction and out-of-pocket expenses incurred by either Party relative to notification, shipping, disposal and return of the Recalled or Withdrawn product and the notification and correction of any product subject to a Field Correction.

1.85.                     “Regulatory Authority” means any national, supra-national, regional, state or local regulatory authority, department, bureau, commission, council or other Governmental Authority in such country (including, but not limited to, the FDA and EMA) that is responsible for overseeing the development (including the conduct of clinical trials), manufacture, distribution, importation, exportation, transport, storage, marketing, promotion, offer for sale, use, or sale of the Compound and/or the Licensed Product.

1.86.                     “Regulatory Exclusivity” means any rights or protections which are recognized, afforded or granted by any Regulatory Authority in any country or region of the Licensed Territory in association with the Marketing Approval of the Licensed Product, providing such Licensed Product: (a) a period of marketing exclusivity during which the applicable Regulatory Authority shall refrain from either reviewing or approving a marketing authorization application or similar regulatory submission submitted by a Third Party seeking to market a competing product, or (b) a period of data exclusivity during which a Third Party seeking to market a competing product is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, such Licensed Product’s clinical dossier or relying on previous Regulatory Authority findings of safety or effectiveness with respect to such Licensed Product to support the submission, review or approval of a marketing authorization application or similar regulatory submission before the applicable Regulatory Authority.  Regulatory Exclusivity shall include rights conferred in the European Union pursuant to Section 10.1(a)(iii) of Directive 2001/EC/83.

1.87.                     “Regulatory Filings” means any application for Marketing Approval, notification or other submission made to or with a Regulatory Authority that is necessary or reasonably desirable to develop, manufacture or commercialize the Licensed Product in the Licensed Field in a particular country or regulatory jurisdiction, whether made before or after receipt of Marketing Approval in the country or regulatory jurisdiction.  The term ‘Regulatory Filings’ shall include Drug Approval Applications, and amendments and supplements to any of the foregoing, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs and packaging for a Licensed Product in a particular country.

1.88.                     “Royalty Term” has the meaning set forth in Section 9.3.2

1.89.                     “Sales Milestone” has the meaning set forth in Section 9.2.2.

1.90.                     “Sales Report” means with respect to each calendar quarter a report detailing:

(a)                                 the relevant gross amounts invoiced or billed in each local currency by Baxter or its Affiliates or Sublicensees to Third Parties, including wholesalers, hospitals or other intermediate Third Parties, indicating the breakdown of sales by each type of the Licensed Product;

(b)                                 the deductions from gross amounts invoiced or billed used to calculate Net Sales;

(c)                                  the Net Sales in each local currency;

(d)                                 the currency exchange rates used; and

(e)                                  the sum of royalties due pursuant to Section 9.3.

1.91.                     “Sole Inventions” has the meaning set forth in Section 10.2.

1.92.                     “** Royalty Rates” has the meaning set forth in Section 9.3.1.

1.93.                     “Sublicensee” means, with respect to Baxter, any Affiliate or Third Party to which Baxter sublicenses the Licensed Rights and, with respect to Onconova, any Affiliate or Third Party to which Onconova sublicenses the rights granted under Section 2.2.

1.94.                     “Sublicensee Improvements” has the meaning set forth in Section 10.1.3.2.

1.95.                     “Success Criteria” means either: (a) the achievement of **, or (b) mutual agreement of the Parties to file for any Marketing Approval in either the European Union as a whole or in all of the Big Five EU Countries **.

1.96.                     “Supply Agreement” means a Manufacturing and Supply Agreement between Onconova and Baxter pursuant to which Onconova will, by itself or through a Third Party contract manufacturing organization acceptable to Baxter and Onconova, supply to Baxter its requirements of Licensed Product for sale and distribution in the Licensed Territory.

1.97.                     “Third Party” means any person or corporation or unincorporated body other than Onconova and Baxter and their respective Affiliates, including Governmental Authorities.

1.98.                     “Trademark Infringement” has the meaning set forth in Section 11.2.5.

1.99.                     “Temple Agreement” means the January 1, 1999 License Agreement between Temple University and Onconova, as amended from time to time.

1.100.              “Term” has the meaning set forth in Section 15.1.

1.101.              “Upstream Agreement” means each agreement existing as of the Effective Date under which Onconova obtains a license or other right from a Third Party to develop, make, use, sell, offer for sale or import the Compound and/or the Licensed Product in the Licensed Territory.  Schedule 1.101 sets forth a true and complete list of all Upstream Agreements.

1.102.              “USD” means United States Dollar.

1.103.              “U.S.” means the United States of America, its territories and possessions.

1.104.              “Valid Claim” means, for a country, a claim of an issued and unexpired Patent, or a Patent application (excluding provisional Patent applications) that has not been pending for more than ** after its priority date, in each case, that is within the Onconova Patents (including the Joint Patents), and that has not been held unpatentable, invalid, or unenforceable by a final unappealable or unappealed decision of a court or other Governmental Authority of competent jurisdiction, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise.

1.105.              “Withdrawal” means a removal or correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or other Regulatory Authority, or which involves no violation of a Law.  The words ‘withdrawn’ ‘withdrawing’, etc. shall have correlative meanings.

1.106.              “Withholding Taxes” has the meaning set forth in Section 9.6.

ARTICLE II.

GRANT OF LICENSES

2.1.                            License to Baxter.  Subject to the terms and conditions of this Agreement, Onconova hereby grants to Baxter, and Baxter accepts, an exclusive (even as to Onconova except as provided in Section 2.3), royalty-bearing, non-transferable (except pursuant to Section 16.1) right and license under Onconova Know-How and Onconova Patents, with the right to, subject to Section 2.4, grant sublicenses through multiple tiers of Sublicensees, to research, develop, make, have made, import, export, use, sell, offer for sale, have sold and otherwise commercialize the Licensed Product in the Licensed Field in the Licensed Territory

(the “Licensed Rights”).  Notwithstanding the foregoing, Baxter agrees that it shall not exercise its right to “make or have made” with respect to the Licensed Product unless (a) there has been a “Failure to Supply” as such term is defined in the Supply Agreement or (b) the Parties have not entered into the Supply Agreement by ** (or ** if such date is extended pursuant to Section 8.1.2).

2.2.                            License to Onconova.  Subject to the terms and conditions of this Agreement, Baxter hereby grants to Onconova, and Onconova accepts, (a) a non-exclusive, royalty-free, non-transferable (except pursuant to Section 16.1) right and license under Baxter Know-How and Baxter Patents, with the right to, subject to Section 2.4, grant sublicenses through multiple tiers of Sublicensees, to (i) conduct research and development activities with respect to the Licensed Products in the Licensed Territory as contemplated under the Development Plan and as contemplated under Section 4.2, (ii) research and develop the Licensed Product in the Licensed Territory solely to support development and commercialization of the Licensed Product outside of the Licensed Territory, and (iii) manufacture and have manufactured the Licensed Product in the Licensed Territory (x) to fulfill its obligations under the Supply Agreement and (y) to support the development and commercialization of the Licensed Product outside of the Licensed Territory, and (b) an exclusive, royalty-free, non-transferable (except pursuant to Section 16.1) right and license under Baxter Know-How and Baxter Patents, with the right to, subject to Section 2.4, grant sublicenses through multiple tiers of Sublicensees, to research, develop, make, have made, import, export, use, sell, offer for sale, have sold and otherwise commercialize the Licensed Product in the Licensed Field outside of the Licensed Territory.

2.3.                            Onconova Reservation of Rights.  Onconova hereby retains the right under the Onconova Patents and Onconova Know-How to (a) conduct research and development activities with respect to the Licensed Products in the Licensed Territory as contemplated under the Development Plan and as contemplated under Section 4.2, (b) research and develop the Licensed Product in the Licensed Territory solely to support development and commercialization of the Licensed Product outside of the Licensed Territory, and (c) subject to the rights granted to Baxter to manufacture or have manufactured Licensed Products in the event of a Failure (as such term is defined in the Supply Agreement) manufacture and have manufactured the Licensed Product in the Licensed Territory (i) to, subject to Section 8.1.2, fulfill its obligations under the Supply Agreement and (ii) to support the development and commercialization of the Licensed Product outside of the Licensed Territory.

2.4.                            Sublicenses.

2.4.1.                  Baxter shall have the right to sublicense its rights under Section 2.1 to its Affiliates and to Third Parties; provided that if Baxter proposes to grant a sublicense to a Third Party granting the Third Party the right to commercialize the Licensed Product in **, Baxter shall provide Onconova with written notice of such sublicense at least ** in advance of executing such sublicense, which notice shall include a reasonable level of detail regarding the terms of the proposed sublicense, and during such ** period Baxter agrees to discuss in good faith any concerns identified by Onconova regarding such sublicense and to reasonably consider any comments provided by Onconova with respect to such sublicense.  Each agreement between Baxter and a Sublicensee (a) shall be in writing and subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (b) shall not diminish, reduce or eliminate any of Baxter’s obligations under this Agreement; (c) shall require the Sublicensee(s) to comply with all applicable terms of this Agreement (except for the payment obligations, for which Baxter shall remain financially responsible); and (d) shall prohibit further sublicensing except on terms consistent with this Section 2.4.1.  Baxter shall provide written notice to Onconova of any agreement entered into with a Sublicensee, and shall provide a complete copy of such agreement to Onconova within ** of its execution, which copy may be redacted by Baxter to the extent that such redactions do not reasonably impair Onconova’s ability to ensure compliance with this Agreement.  Baxter shall be responsible for the performance of each Sublicensee and shall ensure that each Sublicensee complies with all relevant provisions of this Agreement.

2.4.2.                  Onconova shall have the right to sublicense its rights under Section 2.2 to its Affiliates and to Third Parties.  Each agreement between Onconova and a Sublicensee (a) shall be in writing and subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (b) shall not diminish, reduce or eliminate any of Onconova’s obligations under this Agreement; (c) shall require the Sublicensee(s) to comply with all applicable terms of this Agreement; and (d) shall prohibit further sublicensing except on terms consistent with this Section 2.4.2.  Onconova shall provide written notice to Baxter of any agreement entered into with a Sublicensee, and shall provide a complete copy of such agreement to Baxter within ** of its execution, which copy may be redacted by Onconova to the extent that such redactions do not reasonably impair Baxter’s ability to ensure compliance with this Agreement. Onconova shall be responsible for the performance of each Sublicensee and shall ensure that each Sublicensee complies with all relevant provisions of this Agreement.

2.5.                            Temple University.  The licenses granted by Onconova pursuant to Section 2.1 are, with respect to any Onconova Know-How and Onconova Patents licensed to Onconova under the Temple Agreement, subject to Temple’s reserved rights for non-commercial educational and research purposes under Section 3.1 of the Temple Agreement. The Parties acknowledge that inventions that are included in the Onconova Patents that are Controlled, but not owned, by Onconova that are licensed to Onconova pursuant to the Temple Agreement may have resulted from United States Government funding, and any such Onconova Patents shall be subject to any applicable Laws of the United States related to federally funded inventions.

2.6.                            No Other Licenses.  Neither Party grants to the other Party any rights, licenses or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement or the Supply Agreement.  Notwithstanding anything to the contrary herein, neither Party grants to the other Party any license or other right to manufacture, develop or commercialize any active ingredients other than the Compound (or any Derivative/Improvement thereof), including without limitation any method of making any active ingredients other than the Compound (or any Derivative/Improvement thereof), any composition or formulations of any active ingredients other than the Compound (or any Derivative/Improvement thereof), or any method of using or administering any active ingredients other than the Compound (or any Derivative/Improvement thereof).

2.7.                            Third Party IP.  Baxter and Onconova will ** for any economics related to any obligations owed to Third Parties (other than the Upstream Agreements which shall remain the sole responsibility of Onconova pursuant to Sections 2.7.1 and 9.4) in respect of Third Party intellectual property rights that are necessary for the commercialization of the Licensed Product as set forth in this Section 2.7.  If either Party reasonably determines that a license to the intellectual property rights of a Third Party is necessary in order to commercialize the License Product, such Party shall provide written notice thereof to the other Party.

2.7.1.                  If the other Party agrees with such determination, then the Parties shall negotiate in good faith to determine which Party shall secure such license and the terms on which such license shall be obtained, and the Parties agree ** the costs and expenses of obtaining and maintaining such license; provided that:

(a)                                 to the extent that Licensees also benefit from such license, then the Parties shall mutually agree upon an appropriate allocation of such IP costs and expenses;

(b)                                 such Third Party license shall be reviewed on an annual basis to determine whether or not it continues to be necessary in order to commercialize the Licensed Product;

(c)                                  Onconova shall be responsible for any payments required to be made **; and

(d)                                 Baxter shall be responsible for any payments required to be made to any Third Party for a license to ** that Baxter licenses.

2.7.2.                  If the other Party does not agree with such determination, then the Party making such determination may **.

2.8.                            Controlled IP.  Subject to Section 2.7, if, after the Effective Date, either Party enters into an agreement or other arrangement to obtain a license or other rights to or under Information or Patents that are owned or controlled by a Third Party and that would, solely but for the operation of Section 1.19(b), in the case of Onconova be included in the Onconova Information or Onconova Patents or, in the case of Baxter, be included in the Baxter Information or Baxter Patents, then the Party obtaining such license or rights shall promptly notify the other Party and shall specify in such notice the type and amount of payments that would be due to such Third Party by reason of the practice or use of, or access to, such Information or Patents by the other Party pursuant to the license set forth in Section 2.1 or 2.2, as applicable (but not by reason of the practice or use of, or access to, such Information or Patents outside the scope of such license).  The Party receiving such notice may elect in writing to bear the responsibility for such additional payments, and upon such receiving Party’s written election to bear such responsibility, the Information or Patents as applicable, shall thereafter be deemed “Controlled” by the Party originally obtaining such license or rights (notwithstanding Section 1.19(b)), and shall be subject to the license under Section 2.1 or 2.2, as applicable.

2.9.                            Exclusivity.  During the Term, each Party covenants and **.

ARTICLE III.
JOINT STEERING COMMITTEE

3.1.                            Joint Steering Committee.

3.1.1.                  Within** after the Effective Date, each Party shall appoint ** of its senior employees to serve on the JSC.  Each Party may replace its JSC representatives by written notice to the other Party.  The chairperson of the JSC shall, during **, be a JSC member appointed by Onconova, and thereafter shall alternate on a meeting by meeting basis between Onconova and Baxter (beginning with Baxter).  The chairperson will be responsible for calling meetings and, after seeking input from the other Party, setting the agenda (which shall include a list of all participants expected at a meeting) and circulating such agenda at least ** prior to each meeting and distributing minutes of the meetings within ** following such meeting, but will not otherwise have any greater power or authority than any other member of the JSC.  JSC members shall have such expertise as appropriate to the activities of the JSC from time to time, and the JSC may invite personnel of the Parties having non-clinical safety and animal pharmacology, pharmaceutical development, clinical, biostatistical, regulatory affairs, pharmacovigilance, formulation, manufacturing, commercial, marketing and other expertise to participate in discussions of the JSC from time to time as appropriate to assist in the activities of the JSC.  The JSC may appoint committees and subcommittees as desired, such committees and subcommittees to have equal representation from the Parties and subject to governance by the JSC.  Promptly after the Effective Date, the JSC shall appoint: (a) an intellectual property sub-committee that shall be responsible for developing a patent strategy for the Licensed Product in the Licensed Territory and (b) a regulatory sub-committee that shall be responsible for developing the regulatory strategy for the Licensed Product in the Licensed Territory.

3.1.2.                  The JSC shall oversee and direct the development, regulatory and commercialization strategy of the Licensed Product in the Licensed Field in the Licensed Territory, and shall coordinate communications among the Parties’ and the exchange of Information regarding the development and marketing activities pursuant to the Agreement as further specified in Articles VI and VII.  The JSC’s responsibilities shall include:

(a)                                 reviewing and evaluating progress under the Development Plan on a ** basis;

(b)                                 reviewing and approving amendments to the Development Plan;

(c)                                  performing ** monitoring of progress of pre-clinical, pharmaceutical and clinical studies of the Licensed Product and proposing additional studies for the Licensed Product;

(d)                                 reviewing and commenting on regulatory submissions in the Licensed Territory relating to the Licensed Products;

(e)                                  establishing procedures regarding the collection, sharing and reporting of Adverse Event information related to the Licensed Product consistent with the Pharmacovigilance Agreement to be entered into in accordance with the terms of the Supply Agreement or Section 8.1.2, as applicable;

(f)                                   reviewing and commenting on worldwide publication strategy with respect to the Compound and Licensed Product;

(g)                                  reviewing and discussing each version of the Commercialization Plan pursuant to Section 7.1.4;

(h)                                 identifying, prioritizing and approving future indications for the Licensed Product beyond the Initial Indications; and

(i)                                     determining whether an Additional Indication falls outside hematology or oncology for purposes of Section 4.3.1(iv).

3.1.3.                  The JSC shall meet at least once every ** at times mutually agreed upon by the Parties.  At least one (1) meeting each ** shall be held in person, and all other such meetings may be held by teleconference or videoconference.  The location of the meetings of the JSC to be held in person shall be agreed upon by the Parties (with the intent that it should alternate between the Parties’ headquarters locations).  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  Each Party shall bear all the expenses of its representatives on the JSC.

3.1.4.                  The minutes of each JSC meeting shall be distributed to the teams within ** after the completion of the relevant JSC meeting and shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, within ** of the applicable JSC meeting.

3.2.                            Elevation and Dispute Resolution.  Each Party’s representatives on the JSC will collectively have one (1) vote on all matters that are within the responsibility of the JSC.  The members of the JSC will use reasonable efforts to reach unanimous consensus on all decisions.  In the event that the members of the JSC are unable to reach consensus on a particular issue within ** after such issue is first presented to the JSC, such issue shall be referred to an executive officer of each Party or their designees (the “Executive Officers”) for resolution.  If such Executive Officers are unable to resolve such issue within ** after such issue is referred to them, then (a) with respect to all** relating to the Licensed Product in the Licensed Field in the Licensed Territory (excluding, for the avoidance of doubt,**, the decision of **’s Executive Officer shall be final and determinative, and (b) with respect to all ** related to the Licensed Product in the Licensed Field in the Licensed Territory, the decision of **’s Executive Officer shall be final and determinative.  For the avoidance of doubt, the JSC shall have no power to amend or waive compliance with this Agreement nor, without the consent of the affected Party, materially increase or reduce the obligations of the Parties under this Agreement.

ARTICLE IV.
DEVELOPMENT RESPONSIBILITIES

4.1.                            Onconova Development Obligations.  Subject to Section 4.2, Onconova shall, subject to the oversight of the JSC, use its Commercially Reasonable Efforts to direct, coordinate and manage the development of the Licensed Product for the Initial Indications in the Licensed Territory in accordance with the Development Plan.  During the Term, Onconova shall develop, and the JSC shall have the authority to review and, if it deems appropriate, approve, amendments to the Development Plan on an ongoing basis as necessary; provided that the Development Plan shall at all times contain terms that are consistent with this Article IV.  Baxter may suggest to Onconova changes and additions to the Development Plan and Onconova shall reasonably consider including such changes and additions when developing amendments to the Development Plan in accordance with this Section 4.1.  Except as otherwise set forth in this Agreement (including Section 4.2), ** shall be responsible for all costs and expenses incurred by Onconova and its Affiliates in developing the Licensed Product for the Initial Indications in the Licensed Territory; provided that, without limitation of Section 6.2, **.

4.2.                            Additional Clinical Trials for Initial Indications; Safety Registration.

4.2.1.                  MDS IV.  Onconova shall be responsible for and shall promptly, but in any case within ** of the final readout of survival data from the ONTIME Phase 3 Clinical Trial, undertake, if Commercially Reasonable, and shall **, any additional clinical studies (including any additional Phase 3 Clinical Trials) required to obtain Marketing Approval in the European Union for the Licensed Product for MDS IV (excluding, for avoidance of doubt, any safety registry obligations mandated in connection with obtaining or maintaining Marketing Approval in the European Union).  Onconova shall keep Baxter fully-informed of the status of any feedback from the Regulatory Authorities with respect to such clinical trials, shall seek input from Baxter and shall, in good faith consider such input; provided, however, that, **. **. **.

4.2.2.                  MDS Oral and Pancreatic Cancer.

(a)                                 Onconova shall use its Commercially Reasonable Efforts to develop the Licensed Product for MDS Oral through the MDS Oral Phase 2 Clinical Trial and for Pancreatic Cancer through the Pancreatic Cancer Phase 2/3 Clinical Trial, at **’s cost and expense (unless otherwise agreed by ** in writing).  Promptly after completion of the final study report for the MDS Oral Phase 2 Clinical Trial, Onconova shall provide to Baxter the draft study report, raw data (excluding, for the avoidance of doubt, any private patient data), findings, conclusions and other results of such Phase 2 Clinical Trial within Onconova’s possession or Control.  Promptly after receipt of the Data and Safety Monitoring Committee’s recommendation regarding the continued conduct of the Pancreatic Cancer Phase 2/3 Clinical Trial after the ONTRAC Interim Analysis has occurred, Onconova shall notify Baxter of such recommendation.  During the ** period after Onconova’s provision of such materials or recommendation, as applicable, to Baxter, the Parties shall discuss, in the case of MDS Oral, progressing the development of the Licensed Product for MDS Oral beyond the MDS Oral Phase 2 Clinical Trial (including additional Clinical Trials or submission of a Drug Approval Application for MDS Oral in the Licensed Territory) or, in the case of the Pancreatic Cancer Phase 2/3 Clinical Trial, continuing with the conduct of such trial after the ONTRAC Interim Analysis, conducting additional Clinical Trials or submission of a Drug Approval Application for Pancreatic Cancer.  The Parties shall act reasonably and in good faith in such discussions and shall make their decision to pursue or not pursue further development of MDS Oral or Pancreatic Cancer solely based on the Clinical Trial data and a reasonable assessment of the likelihood of success of the Licensed Product for such indication based on the safety, toxicity, efficacy, or pharmacokinetics of the Licensed Product for such indications.

(b)                                 If the Parties mutually agree in writing during ** to progress the development of the Licensed Product for MDS Oral or Pancreatic Cancer, as the case may be, as contemplated by Section 4.2.2(a) above (which includes, for avoidance of doubt, submission of a Drug Approval Application for MDS Oral or Pancreatic Cancer in the Licensed Territory and a decision to continue to conduct the Pancreatic Cancer Phase 2/3 Clinical Trial after the recommendation of the Data Safety Monitoring Committee), then **, and Onconova shall use its Commercially Reasonable Efforts to, consistent with the then-applicable Development Plan, progress the development of the Licensed Product for MDS Oral or Pancreatic Cancer, as the case may be, as contemplated by Section 4.2.2(a) (excluding, for avoidance of doubt, any safety registry obligations mandated in connection with obtaining or maintaining Marketing Approval in the European Union), all at **’s cost and expense.  The Parties agree that Onconova shall not have the right to withhold its agreement with respect to progressing the development of the Licensed Product for MDS Oral; provided, however, that if Onconova has informed Baxter of its desire not to progress the development of the Licensed Product for MDS Oral within ** period, in performing its obligations under this Section 4.2.2 for activities related to MDS Oral, **.

(c)                                  If Baxter is the Party withholding its agreement during such ** period to progress the development of the Licensed Product for MDS Oral or Pancreatic Cancer, as the case may be, then Onconova shall have the right, but not the obligation, at its sole cost and expense, to progress the development of the Licensed Product for MDS Oral or Pancreatic Cancer, as the case may be, for purposes of obtaining Marketing Approval therefor and Baxter shall retain all rights to commercialize the Licensed Product.

(d)                                 If Onconova is the Party withholding its agreement during such ** period to progress the development of the Licensed Product for Pancreatic Cancer (it being understood and agreed that Onconova shall not have the right to withhold its agreement with respect to MDS Oral), then Baxter shall have the right, but not the obligation, at its sole cost and expense, to progress the development of the Licensed Product for Pancreatic Cancer for purposes of obtaining Marketing Approval therefor and Baxter shall retain all rights to commercialize the Licensed Product.  In such case, Onconova agrees to reasonably cooperate with Baxter in such further development of the Licensed Product, including by providing Baxter with access to Onconova subject matter experts, technical expertise and Information reasonably requested by Baxter and making any submissions to Regulatory Authorities that may be required to obtain Marketing Approval for Pancreatic Cancer.  Baxter shall reimburse Onconova for its reasonable costs and expenses incurred in providing such cooperation.

4.2.3.                  Safety Registration Obligations.  Baxter shall be responsible for any and all safety registry obligations mandated by a Regulatory Authority in connection with obtaining or maintaining Marketing Approval in the Licensed Territory for the Licensed Product, and Baxter shall bear all costs and expenses related to such safety registry obligations.

4.3.                            Additional Indications.

4.3.1.                  Baxter and Onconova shall work together in good faith to maximize the value of the Licensed Product in future indications in hematology, oncology and other indications (beyond the Initial Indications).  Not less than once every **, Onconova shall review with Baxter potential new indications for the Licensed Product in the Licensed Field beyond the Initial Indications (each such indication, an “Additional Indication”) within the Licensed Territory. Onconova shall inform Baxter in writing of such Additional Indication(s) and the Parties shall discuss the estimated timing, cost, revenue expectations, pre-clinical or clinical data and other relevant aspects of such Additional Indication(s).  Baxter shall, within ** of receipt of Onconova’s written proposal: (a) inform Onconova in writing of its intent to participate in the development of such Additional Indication(s) or (b) inform Onconova in writing that it is deferring the decision to participate in the clinical development for such Additional Indication(s).  Baxter’s failure to respond to Onconova’s proposal within such ** period shall be deemed Baxter’s deferring the decision to participate in the development for such Additional Indication(s).

(i)                                     If Baxter chooses to participate in development of an Additional Indication at inception pursuant to Section 4.3.1, then:

(1)                                 (A) Onconova and Baxter shall work jointly to develop the Licensed Product for the Additional Indication in the Licensed Territory, (B) the Additional Indication shall be developed pursuant to Onconova’s written proposal provided under Section 4.3.1 (as such may be modified from time-to-time by mutual agreement of the Parties), and (C) except as provided in the last sentence of Section 6.2.1, ** shall be responsible for and shall pay for ** of all research and development costs and expenses allocable to the research and development of such Additional Indication for the Licensed Territory; and

(2)                                 Upon receipt of Marketing Approval for an Additional Indication from the EMA Baxter shall pay to Onconova ** for such Additional Indication.  If, instead of a centralized EMA filing, the Regulatory Approval was sought from individual countries within the Licensed Territory, then (A) upon receipt of Marketing Approval for an Additional Indication from the applicable Regulatory Authorities in the earlier to occur of either **, Baxter shall pay to Onconova ** for such Additional Indication and (B) upon receipt of Marketing Approval for an Additional Indication from the applicable Regulatory Authorit(y/ies) for **, as applicable, for such Additional Indication, Baxter shall pay to Onconova **for such Additional Indication.

Further, all Net Sales of the Licensed Product for such Additional Indication shall be aggregated with all other Licensed Product Net Sales, but shall bear royalties at **.

(ii)                                  If Baxter defers the decision to participate in development of the Additional Indication at inception pursuant to Section 4.3.1, Onconova shall have the exclusive right, but not the obligation, to further develop the Licensed Product for the Licensed Territory at its own cost and expense. Onconova will consult with Baxter during development and may advance such development, at Onconova’s expense, until such time as Onconova has generated **.  Prior to submission of a Drug Approval Application for the Additional Indication in the European Union, Onconova will provide Baxter in writing estimated timing, cost, pre-clinical or clinical data and other relevant aspects of such Additional Indication and the associated Drug Approval Application.  Baxter shall have the right, within ** from the provision of such information by Onconova, to elect whether it wishes to participate in the further development of such Additional Indication, including filing of a Drug Approval Application in the European Union, or to again defer its decision, by providing written notice thereof to Onconova.  If Baxter elects to participate in such further development of the Additional Indication, Baxter shall reimburse Onconova for ** of all of the research and development expenses incurred by Onconova and its Affiliates for such Additional Indication through such time that are allocable to the Licensed Territory and shall thereafter be responsible for and shall pay for ** of all additional research and development costs and expenses for such Additional Indication that are allocable to the Licensed Territory, including preparation and filing of Drug Approval Applications for the Licensed Territory.  Upon receipt of Marketing Approval for the Additional Indication from the EMA, Baxter shall pay to Onconova ** for such Additional Indication.  If, instead of a centralized EMA filing, the Regulatory Approval was sought from individual countries within the Licensed Territory, then (A) upon receipt of Marketing Approval for an Additional Indication from the applicable Regulatory Authorities in the earlier to occur of **, or (ii) **, Baxter shall pay to Onconova ** for such Additional Indication and (B) upon receipt of Marketing Approval for an Additional Indication from the applicable Regulatory Authorit(y/ies) for the remaining **, as applicable, for such Additional Indication, Baxter shall pay to Onconova ** for such Additional Indication (in either case, pursuant to Section 9.2.4)

Further, all Net Sales of Licensed Product for such Additional Indication(s) shall be aggregated with all other Licensed Product Net Sales, but **, and shall be calculated in the manner described in Section 4.3.1(i)(2) above.  Baxter’s failure to respond to Onconova’s proposal within the ** period referenced above shall be deemed Baxter’s deferring the decision to participate in the development for such Additional Indication.

(iii)                               If Baxter had previously deferred its decision to participate in the development of the Additional Indication and Onconova obtains a Marketing Approval for the Licensed Product for such Additional Indication from the EMA or, if filed separately in individual countries within the Licensed Territory, from the applicable Regulatory Authorities in the earlier to occur of **, Baxter shall reimburse Onconova for ** of all of the research and development expenses incurred by Onconova for such Additional Indication that are allocable to the Licensed Territory. Further, provided that the Additional Indication has estimated peak gross sales greater than or equal to ** (or such lesser amount as may be mutually agreed by the Parties) on a ** basis (as mutually agreed upon by the Parties in writing or, if the Parties are not able to mutually agree on such estimated peak gross sales, as determined pursuant to Section 16.14), Baxter shall be obligated to pay to Onconova: (A) ** for each such Additional Indication to Onconova if the Marketing Approval for the Licensed Product for the Additional Indication was received from the EMA or (B)(1) ** for each such Additional Indication if the Marketing Approval for the Licensed Product for such Additional Indication was received in the earlier to occur of either **, and (2) ** for each such Additional Indication upon receipt of the Marketing Approval for the Licensed Product for such Additional Indication in the remaining **, as applicable (in either case, pursuant to Section 9.2.4).

Further, all Net Sales of Licensed Product for such Additional Indication(s) shall be aggregated with all other Licensed Product Net Sales, but **, and shall be calculated in the manner described in Section 4.3.1(i)(2) above.  Baxter shall thereafter be obligated to commercialize the Licensed Product for such Additional Indication(s) pursuant to Article VII.

(iv) The amount of the ** set forth in this Section 4.3 apply only to Additional Indications within hematology and oncology.  For all Additional Indications outside hematology and oncology, the research and development cost participation and royalties would be the same as in hematology and oncology, but the approval milestone would be commensurate with the market opportunity for the Additional Indication, as determined by mutual agreement of the Parties, and in the absence of such mutual agreement, pursuant to Section 16.14.

(v)                                 Under no circumstances shall Onconova have the right to commercialize the Licensed Product in the Licensed Territory, either by itself or through one or more Third Parties whether for the Initial Indications or any other indication including, without limitation, the Additional Indications.

(vi)  For purposes of determining what portion of the costs and expenses for the development of an Additional Indication are ‘allocable’ to the Licensed Territory and should be borne by Baxter, consideration shall be given not only to the existing Licensees and licensed territories for such Additional Indication but also to potential worldwide sales for the Additional Indication and such other factors as the Parties reasonably determine in good faith.  The portion that is allocated to Baxter must be mutually agreed by the Parties in writing and any disputes as to the allocation of the costs and expenses shall be resolved pursuant to Section 16.14.

4.4.                            Investigator-Initiated Studies.  Subject to Onconova’s written approval on a case by case basis, Baxter and Onconova shall ** all costs and expenses related to the conduct and funding of investigator initiated studies for the Licensed Product that are recommended by Baxter.

4.5.                            Post-Approval Studies.  Baxter shall be responsible for, and shall bear all expenses related to, any post-Marketing Approval studies (including Phase 4 Clinical Trials) required by individual countries in the Licensed Territory for the Licensed Product.  Baxter shall bear all costs and expenses related to the establishment of any safety registry mandated as part of Marketing Approvals in the Licensed Territory.

4.6.                            Additional Development.  Except as set forth in Section 4.1, Section 4.2 and Section 4.3, Onconova shall not have any obligation to develop the Licensed Product in the Licensed Territory.

ARTICLE V.
DEVELOPMENT COOPERATION

5.1.                            Sharing of Development Updates and Related Information.

5.1.1.                  Whenever any material event occurs in the course of the development of the Licensed Product by Onconova or its Licensees of which Onconova becomes aware, but in no event less than once every ** until such time as Marketing Approval for the Licensed Product has been obtained in each country of the Licensed Territory, Onconova shall disclose to Baxter Information regarding and resulting from all development activities with respect to the Compound and/or the Licensed Product conducted by Onconova or its Licensees, which Information is necessary or useful for development or commercialization of the Licensed Product in the Licensed Territory, and a description of the status of such development efforts.

5.1.2.                  Whenever any material event occurs in the course of the development of the Licensed Product by Baxter or its Sublicensees of which Baxter becomes aware, but in no event less than once every ** during the Term, Baxter shall disclose to Onconova Information regarding and resulting from all development activities with respect to the Compound and/or the Licensed Product conducted by Baxter or its Sublicensees which Information is necessary or useful for development or commercialization of the Licensed Product outside the Licensed Territory, and a description of the status of such development efforts.

5.1.3.                  Each Party shall have the right, at no additional expense, to use all Information disclosed to it pursuant to Section 5.1.1 or Section 5.1.2, as applicable, for the development and commercialization of the Licensed Product, and to grant to its Licensees (as to Onconova) or Sublicensees (as to Baxter) the right to use such Information for the development and commercialization of the Licensed Product, without any obligation to the other Party except as otherwise set forth in this Agreement.

5.1.4.                  Onconova and its Licensees shall have the right to cross-reference, for purposes of developing Licensed Products outside of the Licensed Territory, all Drug Approval Applications and other filings with Regulatory Authorities made by Baxter or its Sublicensees for Licensed Products.  Baxter and its Sublicensees shall have the right to cross-reference, for purposes of developing Licensed Products in the Licensed Territory, all Drug

Approval Applications and other filings with Regulatory Authorities made by Onconova or its Licensees.

5.2.                            Interaction with Licensees and Sublicensees.  Onconova shall facilitate Baxter’s interaction with Onconova’s Licensees involved in any development activities, by using Commercially Reasonable Efforts to coordinate, and if appropriate participate in, written and oral communications between Baxter and such Licensees, for purposes of developing Licensed Products in the Licensed Territory and enabling Baxter and such Licensees to comply with their respective obligations under applicable Law.  Baxter shall facilitate Onconova’s interaction with Baxter’s Sublicensees involved in any development activities, by using Commercially Reasonable Efforts to coordinate, and if appropriate participate in, written and oral communications between Baxter and such Sublicensees, for purposes of developing Licensed Products outside of the Licensed Territory and enabling Onconova and such Sublicensees to comply with their respective obligations under applicable Law.

5.3.                            Information Sharing Coordination.  The JSC shall coordinate the Parties’ sharing of Information as required under this Agreement or under applicable Laws:

5.3.1.                  Except as set forth in Section 4.2.2, Onconova shall share with Baxter, free of charge (except for amounts becoming due and payable to Onconova pursuant to Article IX), any and all Onconova Information generated or compiled during the term of this Agreement for use in development and commercialization of the Licensed Product in the Licensed Territory.

5.3.2.                  Except as set forth in Section 15.3, Baxter shall share with Onconova, free of charge, any and all Baxter Information generated or compiled during the term of this Agreement for use in development and commercialization of the Licensed Product outside of the Licensed Territory.

5.3.3.                  Baxter agrees that all Onconova Information delivered by Onconova or any of its Affiliates or Licensees hereunder shall, as between the Parties, at all times be and remain sole and exclusive property of Onconova or its Affiliates or Licensees, respectively.

5.3.4.                  Onconova agrees that all Baxter Information delivered by Baxter or any of its Affiliates or Sublicensees hereunder shall, as between the Parties, at all times be and remain sole and exclusive property of Baxter or its Affiliates or Sublicensees, respectively.

ARTICLE VI.
REGULATORY MATTERS

6.1.                            Ownership of Regulatory Filings.  Subject to the obligations of the Parties under ARTICLE XV, Onconova shall own all Marketing Approvals and Regulatory Filings related to the Licensed Product in the Licensed Territory.

6.2.                            Regulatory Filing Responsibility.

6.2.1.                  Onconova will be responsible for the creation of a global dossier that will be the basis for all worldwide license applications. Baxter will provide specific technical regulatory expertise for assistance in developing the submission strategy and defining technical content. Baxter’s global regulatory affairs representative will be invited to attend critical meetings with Regulatory Authorities in the Licensed Territory associated with the submission of Regulatory Filings for the Licensed Product in the Licensed Territory, and Onconova’s regulatory affairs representative will be invited to attend all meetings with key health authorities related to the commercialization of the Licensed Product in the Licensed Territory.

6.2.2.                  Without limitation of Section 6.2.4, and except for any Regulatory Filings required to be made in relation to safety registration activities and post-Marketing Approval studies under Section 4.5, Onconova shall be responsible for and shall have final decision making authority  with respect to the preparation and filing of Regulatory Filings for the Licensed Product in the Licensed Territory with respect to the Initial Indications and Additional Indications, utilizing the global dossier. Baxter shall be responsible for providing guidance and having final review (but not approval) of all Regulatory Filings for the Licensed Product in the Licensed Territory with respect to the Initial Indications and Additional Indications.  In Europe, Baxter will collaborate with Onconova on the assessment for Rapporteur and Co-Rapporteur with Baxter having the final authority on selection. Onconova will designate Baxter as its authorized agent in the Licensed Territory for all regulatory matters for the Licensed Product.  For global regulatory communications involving the Licensed Product, Baxter and Onconova will seek to develop such communications collaboratively and perform parallel reviews in accordance with mutually agreed upon defined timelines, subject to the rights of, and obligations owed to, Onconova Licensees.  If Baxter is unable to meet the pre-defined timelines or is resource constrained, Onconova may submit such regulatory communications without formal Baxter review in any territory.   Except as otherwise set forth in Section 4.2, Section 4.3 and in Section 6.2.3, each Party shall bear its own costs and expenses incurred in preparing and filing Regulatory Filings for the Licensed Product in the Licensed Territory.

6.2.3.                  Notwithstanding anything to the contrary herein, Baxter shall be responsible for (a) **, and (b) **, and Baxter shall reimburse Onconova for all such costs and expenses incurred by Onconova or its Affiliates within ** of Onconova’s invoice therefor.

6.2.4.                  Baxter shall be responsible for and shall have final decision making authority with respect to discussions and negotiations with Regulatory Authorities in respect of Marketing Approval and labeling discussions for the Licensed Product in the Licensed Territory, all of which shall be conducted by Baxter consistent with its obligation to obtain Marketing Approval for the Licensed Products pursuant to Section 7.1.1.

6.2.5.                  Notwithstanding the foregoing, each Party shall keep the other Party reasonably well informed with respect to the contents of any Regulatory Filings related to the Licensed Products in the Licensed Territory and discussions with the applicable Regulatory Authorities.  Onconova shall consider in good faith any comments that Baxter may provide with respect to the Regulatory Filings related to the Licensed Products in the Licensed Territory, and Baxter shall consider in good faith any comments that Onconova may provide with respect to Baxter’s negotiations with Regulatory Authorities in respect of Marketing Approval and labeling discussions for the Licensed Product in the Licensed Territory.

6.3.                            Safety Information; Adverse Events.

6.3.1.                  Each Party shall provide to the other Party all information of which it becomes aware (including, as to Baxter, information provided by its Sublicensees, and in the case of Onconova, information provided by its Licensees) relating to the occurrence of any serious adverse event or any adverse event in connection with the Licensed Product as further detailed in the Supply Agreement and the attachments thereto (including, without limitation, the Quality Agreement and/or the pharmacovigilance agreement contemplated therein).

6.3.2.                  If the Parties do not execute a Supply Agreement pursuant to Section 8.1, then (a) each Party shall provide to the other Party the information described in Section 6.3.1 promptly after becoming aware of such information, and (b) details regarding the adverse event reporting and recall procedures shall be set out in a pharmacovigilance agreement which shall be negotiated and entered into by and between Onconova and Baxter ** prior to the anticipated First Commercial Sale of the Licensed Product in the Licensed Territory.

6.3.3.                  The JSC will coordinate the maintenance of safety databases and the preparation of global safety reports.

ARTICLE VII.
LAUNCH AND COMMERCIALIZATION
OF LICENSED PRODUCT

7.1.                            Launch and Commercialization.

7.1.1.                  Baxter shall have full responsibility for all commercialization activities for the Licensed Product in the License Territory, at Baxter’s sole cost and expense.  Baxter shall market, promote, sell and otherwise commercialize the Licensed Product in the Licensed Territory in accordance with the terms of this Agreement and in material conformity with all applicable Laws.  Baxter shall use Commercially Reasonable Efforts to obtain Marketing Approval for the Licensed Product in each country of the Licensed Territory.

7.1.2.                  After receiving Marketing Approval of the Licensed Product for a country in the Licensed Territory, Baxter shall use Commercially Reasonable Efforts to market, promote and sell the Licensed Product in such country.  Baxter shall commence the marketing of the Licensed Product under either the Onconova Trademark or another trademark selected and owned or Controlled by Baxter, as Baxter in its sole discretion shall decide and as set forth in Article XI, in the Licensed Territory within ** after obtaining the first Marketing Approval of the Licensed Product. Baxter shall notify Onconova promptly of the date of First Commercial Sale of a Licensed Product in the Licensed Territory.

7.1.3.                  Baxter shall use Commercially Reasonable Efforts to obtain pricing reimbursement in accordance with the Commercialization Plan required under Section 7.1.4.  Further, Baxter shall use Commercially Reasonable Efforts to (a) launch commercially a Licensed Product in a given country in the Licensed Territory no later than ** after ** for such Licensed Product in such country, and (b) not withdraw a Licensed Product from sale or abandon for more than ** the sale of a Licensed Product; provided that Baxter shall not be in breach of the foregoing obligations to the extent that Baxter’s failure to launch or abandonment of the Licensed Product as described above results from: (y) the failure of Onconova to supply Licensed Product to Baxter pursuant to the terms of the Supply Agreement if executed pursuant to Section 8.1 or (z) any recall, withdrawal or field correction ordered by a Regulatory Authority or undertaken by Baxter on its own in good faith pursuant to Section 7.3, and further provided that if Section 15.4 applies, then Baxter shall not be deemed in breach of this Section 7.1.3 and the Parties shall have the rights and obligations set forth in Section 15.4.

7.1.4.                  In addition to the foregoing requirements, Baxter shall undertake appropriate activities, reflecting Commercially Reasonable Efforts to commercialize and maximize sales of Licensed Product, related to pre-launch and launch commercialization of a Licensed Product in each of **, which activities may include the development of: (i) a market access strategy including Licensed Product pricing and reimbursement approval, (ii) a pre-launch and post launch publication strategy and the scheduling of targeted meetings for presentations of clinical data, (iii) a product supply chain distribution strategy, (iv) a patient education plan for the Licensed Products, (v) an overall sales and marketing strategy for the Licensed Product, (vi) patient support programs, (vii) a physician and hospital targeting plan and (viii) a sales execution plan.  By **, Baxter shall have prepared and delivered to Onconova a preliminary, non-binding commercialization plan documenting the activities, plans and strategies that will be implemented, consistent with the first sentence of this Section 7.1.4, to market and commercialize such Licensed Product.  Every ** thereafter, Baxter shall provide to Onconova an updated, non-binding version of such commercialization plan, and Baxter shall provide to Onconova a final, binding version of such commercialization plan (the “Commercialization Plan”) not less than the earlier of ** after filing of a Drug Approval Application in the Licensed Territory for a Licensed Product or ** prior to the planned commercial launch of a Licensed Product in the Licensed Territory.  The Parties shall review and discuss each version of the Commercialization Plan through the JSC, and Baxter will, in good faith, consider any proposed changes made by Onconova to each version of the Commercialization Plan.  When finalized, the Commercialization Plan shall be incorporated into this Agreement as Schedule 7.1.4.  Baxter shall use Commercially Reasonable Efforts to implement and execute the Commercialization Plan.

7.2.                            Coordination of Marketing Efforts.  The JSC shall coordinate communications regarding certain aspects of the Parties’ marketing efforts for the Licensed Product as follows:

7.2.1.                  Onconova shall share with Baxter free of charge any and all of marketing information in the Control of Onconova with respect to the Licensed Product, including, complete promotion plans and strategies, as well as all promotional and sales materials used for the launch and marketing of the Licensed Product outside the Licensed Territory.  Onconova shall use its Commercially Reasonable Efforts to obtain from its Licensees the right to provide such marketing information generated by such Licensees.

7.2.2.                  Baxter shall share with Onconova free of charge any and all of marketing information in the Control of Baxter with respect to the Licensed Product, including without limitation, complete promotion plans and strategies, as well as all promotional and sales activities and materials used for the launch and marketing of the Licensed Product in the Licensed Territory, whether generated by Baxter or its Sublicensees; provided, however, that Onconova may only use such information and materials for non-commercial purposes, including to audit Baxter’s compliance with the terms of this Agreement as well as to provide Baxter with any comments or recommendations.  Notwithstanding the foregoing, Onconova and its Licensees may use such information and materials for commercial purposes upon payment to Baxter of: (a) ** and (b) **.

7.3.                            Recalls.

7.3.1.                  Generally.  In the event that either Party:

7.3.1.1.        determines that an event, incident, or circumstance has occurred which may result in the need for a Recall, Withdrawal, Field Correction or other removal of any Licensed Product or any lot or lots thereof from the market in the Licensed Territory;

7.3.1.2.        determines that an event, incident, or circumstance that could reasonably adversely affect the Licensed Product in the Licensed Territory has occurred which is reasonably likely to result in the need for a Recall, Withdrawal Field Correction or other removal of any Licensed Product, or any lot or lots thereof from the market;

7.3.1.3.        becomes aware that a Regulatory Authority is threatening or has initiated an action to remove the Licensed Product from the market in the Licensed Territory or, if such event could reasonably adversely affect the Licensed Product in the Licensed Territory, any Regulatory Authority is threatening or has initiated an action to remove the Licensed Product from the market; or

7.3.1.4.        is required by any Regulatory Authority to distribute a “Dear Doctor” letter or its equivalent regarding use of the Licensed Product in the Licensed Territory or, if such event could reasonably adversely affect Licensed Product in the Licensed Territory, any Regulatory Authority has required distribution of a “Dear Doctor” letter or its equivalent regarding use of the Licensed Product outside the Licensed Territory, it shall promptly advise the other Party in writing with respect thereto, and shall provide to the other Party copies of all relevant correspondence, notices, and the like in the possession or Control of such Party.  In such event, Baxter shall have the sole authority to determine if a Recall or other removal of the Licensed Product is required in the Licensed Territory, and shall be responsible for conducting any such Recall, Withdrawal, Field Correction or other removal of any Licensed Product from the Licensed Territory, whether voluntary or involuntary, or taking such other remedial action required by applicable Laws in the Licensed Territory.

7.3.2.                  Onconova Assistance.  At Baxter’s reasonable request, Onconova shall assist Baxter with respect to any such recall or remedial action, and shall provide Baxter with all information that Baxter may reasonably request in connection with its dealings with a Regulatory Authority in connection with such recall or remedial action.

7.3.3.                  Recall Costs.  Notwithstanding anything else contained in this Agreement to the contrary, if a Recall, Withdrawal, Field Correction or other removal of any Licensed Product or any lot or lots thereof from the market in the Licensed Territory:

7.3.3.1.        **;

7.3.3.2.        **;

7.3.3.3.        **; and

7.3.3.4.        **.

7.3.4.                  Activities Outside the Licensed Territory.  For avoidance of doubt, Onconova shall have the sole authority to determine if a Recall, Withdrawal Field Correction or other removal of the Licensed Product is required outside of the Licensed Territory and shall bear all costs and expenses incurred therewith.

7.4.                            Parallel Imports.

7.4.1.                  Onconova shall not at any time during the Term enter into any agreement whereby it would: (a) sell, market, promote or distribute, directly or indirectly, the Licensed Product in the Licensed Field in the Licensed Territory; or (b) sell or distribute the Licensed Product to any Third Party outside the Licensed Territory if Onconova has knowledge that such person intends to sell such Licensed Product in the Licensed Field in the Licensed Territory.  To the extent permitted by Law, Onconova shall secure from such Third Party its obligation to abide by the restrictions relating to inside the Licensed Territory contained in this Section 7.4.1, including refraining from knowingly engaging, directly or indirectly, in parallel importation or dealing in “grey market” products in connection with its sale and distribution of the Licensed Products.  Onconova will use Commercially Reasonable Efforts to take legal action against its Licensees as is necessary to prevent the importation into the Licensed Territory of Licensed Product sold and intended for sale outside of the Licensed Territory.

7.4.2.                  Baxter shall not at any time during the Term enter into any agreement whereby it would: (a) sell, market, promote or distribute, directly or indirectly, the Licensed Product in the Licensed Field outside of the Licensed Territory; or (b) sell or distribute the Licensed Product to any Third Party inside the Licensed Territory if Baxter has knowledge that such person intends to sell such Licensed Product in the Licensed Field outside of the Licensed Territory. To the extent permitted by Law, Baxter shall secure from such Third Party its obligation to abide by the restrictions relating to inside the Licensed Territory contained in this Section 7.4.2, including refraining from knowingly engaging, directly or indirectly, in parallel importation or dealing in “grey market” products in connection with its sale and distribution of the Licensed Products.  Baxter will use Commercially Reasonable Efforts to take legal action against its Sublicensees as is necessary to prevent the exportation outside of the Licensed Territory of Licensed Product sold and intended for sale inside of the Licensed Territory.

ARTICLE VIII.
MANUFACTURING AND SUPPLY

8.1.                            Supply Agreement Covenant.

8.1.1.                  The Parties acknowledge and agree that it was their original intent that the Supply Agreement would be executed concurrent with the execution of this Agreement.  Due to the fact that,**, the Parties were unable to finalize the Supply Agreement.  Notwithstanding the foregoing, the Parties agree that promptly following **, they shall enter into good faith negotiations directed toward the execution of a Supply Agreement that is satisfactory to the Parties in both form and substance.  The Supply Agreement shall include: (a) representations, warranties, covenants and indemnities substantially consistent with the draft manufacturing and supply agreement delivered by Baxter to Onconova ** and (b) ** to ensure that all such Third Party contract manufacturers are qualified as Baxter suppliers.

8.1.2.                  If the Parties have not executed the Supply Agreement by **, which date may be extended one time ** upon Onconova’s request, then Section 8.1.1 shall cease to apply and be null and void, and Baxter shall have the right, in its sole discretion, to continue such negotiations with Onconova (and Onconova shall in good faith participate therein) but shall also have the right to (a) negotiate with and enter into one or more agreements with Third Parties for the manufacture and supply to Baxter and its Affiliates and agents of their collective requirements for Licensed Product in the Licensed Territory and/or (b) manufacture the Licensed Products on its own or through its Affiliates.  If Baxter engages a Third Party or elects to manufacture the Licensed Products on its own, Onconova shall cooperate with Baxter reasonable requests, **, to engage in a technology transfer to allow Baxter to manufacture Product (through the first commercial batch of Product) itself or by through its designated Third Party manufacturer by transferring all know-how, technology, trade secrets and patent rights owned or Controlled by Onconova that are necessary to manufacture Product (including, without limitation, the Onconova Know-How), thereby enabling Baxter (or such Third Party) to manufacture the Licensed Products.

ARTICLE IX.
PAYMENTS

9.1.                            Upfront Fee.  In consideration of the licenses and other rights granted to Baxter under this Agreement, and to compensate Onconova for the costs and expenses it will incur in generating and compiling the Onconova Information and in further developing the Compound, Baxter shall pay to Onconova, no later than ** after the Effective Date, a one-time, non-refundable, non-creditable license fee equal to fifty million dollars (USD 50,000,000).

9.2.                            Milestones.

9.2.1.                  Development Milestones.  As additional consideration for the licenses and other rights granted to Baxter under this Agreement, and to compensate Onconova for the costs and expenses it will incur in generating and compiling the Onconova Information and in further developing the Compound, Baxter shall pay to Onconova the following non-creditable, non-refundable amounts within ** after the first occurrence of each of the following events (each, a “Development Milestone”):

Event	Milestone Payment
(a) **	**

(b) **	**

(c) **	**

(d) **
**	**
**	**

**	**

(e) **
** ** - ** ** - ** **	** **

**

**

(f) **	**
(g) **	**

9.2.2.                  Sales Milestones.  As additional consideration for the licenses and other rights granted to Baxter under this Agreement, Baxter shall pay to Onconova the following non-creditable, non-refundable amounts within ** ** after the first occurrence of each of the following events (each, a “Sales Milestone”):

Annual Calendar Year Net Sales Level	Milestone Payment
**	**
**	**
**	**
**	**

For purposes of clarity, Baxter shall only be obligated to make a Sales Milestone payment corresponding to each of the foregoing events only once, regardless of whether such Sales Milestone event occurs during more than one calendar year.  If more than one Sales Milestone event are first achieved in the same calendar year, Baxter shall be obligated to pay the corresponding milestone payment for all such events.

9.2.3.                  Payment in Cash.  All payments under this Section 9.2 shall be made in USD.  All payments under Section 9.2  shall be made without setoff or deduction of any kind.

9.2.4.                  Milestone Notification.  Baxter shall notify Onconova of the achievement of each of the Development Milestones within ** of its achievement, and each of the Sales Milestones within ** after Baxter or its Sublicensee closes its books for the relevant annual period in which such Sales Milestone payment becomes due.  All payments under Section 9.2 shall be made within ** after achievement of the applicable Development Milestone or Sales Milestone, except as set forth below.

(a)                                 With respect to the ** set forth in Section 9.2.1, if **, then no later than ** after **, Baxter shall pay to Onconova ** and shall pay royalties for Net Sales in respect of ** at the ** Royalty Rates.

(b)                                 If no Competing Product for treatment, amelioration and/or prevention of refractory MDS has received Marketing Approval in any country in the European Union within ** for MDS IV by the EMA or, if filed separately in individual countries in the Licensed Territory, within ** for MDS IV (if granted by **), then on **, Baxter shall pay the ** to Onconova and a ** payment accounting for the difference between the ** that should have been paid and the ** that were paid to Onconova.

(c)                                  If a Competing Product for the treatment, amelioration and/or prevention of refractory MDS receives Marketing Approval in the European Union within ** for MDS IV from the EMA or, if filed separately, from the applicable Regulatory Authorities for **, and Baxter had previously paid to Onconova the **, then Baxter shall withhold ** payable to Onconova until **, at which point Baxter shall resume paying ** due to Onconova under this Agreement.

9.3.                            Royalty Payment; Audits.

9.3.1.                  Royalty Payments.  In addition to the payments specified in Sections 9.1 and 9.2, in consideration of the rights granted to Baxter under this Agreement, Baxter shall pay to Onconova the following incremental royalties on annual Net Sales of the Licensed Product in the Licensed Territory:

Annual Calendar Year Net Sales in the Licensed Territory	“** Royalty Rates”	“** Royalty Rates”
**	**	**
**	**	**
**	**	**
**	**	**

(a)  If Onconova obtains Marketing Approval for the Licensed Product for MDS IV from the EMA or, if filed separately in individual countries in the Licensed Territory, from the applicable Regulatory Authorities for the earlier to occur of **, or (ii) **, without undertaking **, then the ** Royalty Rates above shall apply, (b) if Onconova **, have resulted in the granting of Marketing Approval for MDS IV from the EMA or, if filed separately in individual countries in the Licensed Territory, from the applicable Regulatory Authorities for the earlier to occur of either (i) **, or (ii) **, and no Competing Product for the treatment, amelioration and/or prevention of refractory MDS has received Marketing Approval from the EMA or from the applicable Regulatory Authorities for the ** referenced in clauses (i) or (ii) above, as applicable, where Marketing Approval for MDS IV was granted **, within ** of the granting of Marketing Approval for MDS IV, the ** Royalty Rates above shall apply or (c) if Onconova is required to ** for MDS IV in order to obtain Marketing Approval for MDS IV from the EMA or, if filed separately in individual countries in the Licensed Territory, from the applicable Regulatory Authorities for the earlier to occur of either (i) **, or (ii) any **, and the EMA Marketing Approval for MDS IV or the last Marketing Approval for ** referenced in clause (i) or clause (ii) above, as applicable, is granted **, then the ** Royalty Rates above shall apply.

9.3.2.                  Royalty Term.  Baxter’s obligation to pay royalties pursuant to Section 9.3.1 shall expire, on a country-by-country and Licensed Product-by-Licensed Product basis, upon the last to expire of (a) the last to expire Valid Claim of an Onconova Patent or Joint Patent in such country that covers the manufacture, use, sale, offer for sale or importing of such Licensed Product in the Licensed Field in such country, (b) all applicable Regulatory Exclusivity for such Licensed Product in the Licensed Field in such country, and (c) ** from the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).  If, during any portion of the foregoing ** period from First Commercial Sale of a Licensed Product in a country in the Licensed Territory, there is no Valid Claim and no applicable Regulatory Exclusivity as described in clauses (a) and (b) above exists, then royalties shall be payable at the rate of ** of Net Sales.

9.3.3.                  Royalty Payment Timing; Royalty Reports.  Payment of royalties pursuant to this Section 9.3 shall be due ** after the end of each calendar quarter and shall be made in USD.  All payments under this Section 9.3 shall be made without setoff or deduction of any kind.  Upon payment of royalties, Baxter shall deliver to Onconova the respective Sales Report.

9.3.4.                  Accounting.

(a)                                 Baxter agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of ** after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Products sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to Onconova hereunder to be determined.

(b)                                 Onconova and Temple University each shall have the right, no more than once during each calendar quarter during the Term and for ** thereafter, to have an independent certified public accountant (“Accountant”) of its own selection (subject to Baxter’s acceptance of such Accountant, not to be unreasonably withheld, conditioned or delayed) and at its own expense audit the relevant books and records of account of Baxter in connection with the payment of royalties and any other amounts under this Agreement during normal business hours, and upon reasonable prior notice, to determine whether appropriate accounting has been performed and payments have been made to Onconova hereunder; provided that such Accountant shall be bound to treat all information reviewed during such audit as confidential, and does not disclose to Onconova any information other than information which shall have previously been given to Onconova pursuant to any provision of this Agreement or information regarding the payments due to or by Onconova as a result of such audit.  Notwithstanding the right of Onconova and Temple University to each conduct the audit contemplated by this Section 9.3.4(b), Onconova shall endeavor to minimize the disruptions on Baxter’s operations by conducting its audit at the same time that Temple University conducts its audit.

(c)                                  If the Accountant determines that the Sales Report has not been true or accurate, then Baxter shall refund Onconova for the costs of the Accountant if Baxter has underpaid such royalties by more than **, and the royalties shall be re-calculated on the basis of the Accountant’s findings.  Such Accountant’s findings shall be binding for both Parties absent manifest error.

(d)                                 Royalties payable under this Section 9.3 shall be payable only once with respect to a particular unit of Licensed Product and shall be paid only once regardless of the number of Patents applicable to such Licensed Product.

9.4.                            Upstream Agreements.  For clarity, Onconova shall be solely responsible for paying all amounts due pursuant to the Upstream Agreements.

9.5.                            Payment Mechanics.

9.5.1.                  Payment Account.  All payments to be made to Onconova under this Agreement shall be made by wire transfer to the following account:

**

or such other account as may be specified by Onconova in writing to Baxter.

9.5.2.                  Currency Conversion.  When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into USD using the standard methodologies employed by Baxter for consolidation purposes.  Baxter shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a Licensed Product-by-Licensed Product and country-by-country basis as part of its report of Net Sales for the period covered under the applicable report.

9.6.                            Taxes.  All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 9.6.  The Parties agree to cooperate with one another and use reasonable efforts to minimize under applicable Law obligations for any and all income or other taxes required by Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”).  The applicable paying Party under this Agreement (the “Paying Party”) shall, if required by Law, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes; provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes.  Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and, if available, evidence of such payment shall be secured and sent to recipient within ** of such payment.  The Paying

Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes.

Notwithstanding anything to the contrary herein:

(i) based on Onconova being a US corporation and thus, a resident of the United States as that term is defined in Article 4 of the US-Switzerland Income Tax Treaty, Baxter, who will make all payments under this Agreement to Onconova, will take the position that any such payment is treated for all tax purposes as being sourced in Switzerland and being a royalty exempt from Withholding Taxes pursuant to Article 12 of the US-Switzerland Income Tax Treaty, provided that Onconova shall have provided Baxter on a timely basis with the  documentation required to support such an exemption, and provided there are no changes to the treaty that would affect the exemption; and

(ii) if there is an assignment of the Agreement by Baxter or the payment of the royalty by a party other than Baxter that results in the imposition of a Withholding Tax then there will be an obligation on the party making such payment and Baxter to increase or “gross up” any payments made hereunder so that the net amount paid, after deduction of Withholding Taxes, shall equal the amount that would have been paid if no Withholding Taxes had been imposed.

9.7.                            Late Payments.  If Onconova does not receive payment of any sum due to it under this Agreement on or before the due date, simple interest shall thereafter accrue on the sum due to Onconova from the due date until the date of payment at the ** per annum or the maximum rate allowable by applicable Law, whichever is less.

ARTICLE X.
INVENTIONS; ACCESS TO IMPROVEMENTS; PATENTS

10.1.                     Improvements and Inventions.

10.1.1.           The Parties acknowledge that Baxter and its Sublicensees may improve or modify the Licensed Products or otherwise make Inventions in the course of exercising Baxter’s rights and performing its obligations under this Agreement, and that Onconova and its Licensees may improve or modify the Licensed Products and otherwise make Inventions as Onconova and its Licensees continue to develop the Licensed Product outside the Licensed Territory and to manufacture Licensed Product for supply to Baxter for the Licensed Territory.

10.1.2.           Onconova will use Commercially Reasonable Efforts to obtain from its Licensees Control of Improvements made or developed by or on behalf of such Licensees, as well as Control of all intellectual property rights therein that are owned or controlled by such Licensees, in each case as necessary to provide Baxter access to rights to such Improvements as part of the Onconova Information, Onconova Know-How or Onconova Patents, as applicable, in the Licensed Territory pursuant to this Agreement.  Any such Improvements made by or on behalf of Onconova’s Licensees of which Onconova obtains Control shall be included in the Onconova Know-How, and all Patents claiming such Improvements of which Onconova obtains Control shall be included in the Onconova Patents; provided that if any royalties or other fees are required to be paid to a Licensee in respect of such rights, Baxter shall be responsible for such payments to the extent reasonably allocable to the Licensed Product in the Licensed Territory.

10.1.3.           Baxter will use Commercially Reasonable Efforts to obtain from its Sublicensees Control of Improvements made or developed by or on behalf of such Sublicensees, as well as Control of all intellectual property rights therein that are owned or controlled by such Sublicensees, in each case as necessary to provide Onconova access to rights to such Improvements as part of the Baxter Information, Baxter Know-How or Baxter Patents, as applicable, pursuant to this Agreement.  Any such Improvements made by or on behalf of Baxter’s Sublicensees of which Baxter obtains Control shall be included in the Baxter Know-How, and all Patents claiming such Improvements of which Baxter obtains Control shall be included in the Baxter Patents; provided that if any royalties or other fees are required to be paid to a Sublicensee in respect of such rights, Onconova shall be responsible for such payments to the extent reasonably allocable to the Licensed Product outside the Licensed Territory.

10.1.3.1.           Onconova shall have the right to grant sublicenses under Section 2.2 with respect to Baxter Know-How and Baxter Patents that constitute Improvements (“Baxter Improvements”) to any Licensees who agree to provide to Onconova Control of Improvements made by or on behalf of such Licensee (“Licensee Improvements”) on a royalty-free, fully-paid basis, enabling Onconova to provide to Baxter a sublicense pursuant to Section 2.1 under such Licensee Improvements at no additional cost to Baxter.  If Onconova desires to grant sublicenses to Baxter Improvements under Section 2.2 to any Licensees who do not agree to provide to Onconova Control of Licensee Improvements made by or on behalf of such Licensee on such a royalty-free, fully-paid basis, the Parties will negotiate commercially reasonable terms under which Onconova may grant such a sublicense under Baxter Improvements to such Licensee for up to ** after Onconova requests that it have the right to grant such a sublicense to such Licensee.  In such case, Onconova may only grant a sublicense under such Baxter Improvements to such Licensee after the Parties agree in writing on the applicable commercial terms.

10.1.3.2.           Baxter shall have the right to grant sublicenses under Section 2.1 with respect to Onconova Know-How and Onconova Patents that constitute Improvements (“Onconova Improvements”) to any Sublicensees who agree to provide to Baxter Control of Improvements made by or on behalf of such Sublicensee (“Sublicensee Improvements”) on a royalty-free, fully-paid basis, enabling Baxter to provide to Onconova a sublicense pursuant to Section 2.2 under such Sublicensee Improvements at no additional cost to Onconova.  If Baxter desires to grant sublicenses to Onconova Improvements under Section 2.1 to any Sublicensees who do not agree to provide to Baxter Control of Sublicensee Improvements made by or on behalf of such Sublicensee on such a royalty-free, fully-paid basis, the Parties will negotiate commercially reasonable terms under which Baxter may grant such a sublicense under Onconova Improvements to such Sublicensee for up to ** after Baxter requests that it have the right to grant such a sublicense to such Sublicensee.  In such case, Baxter may only grant a sublicense under such Onconova Improvements to such Sublicensee after the Parties agree in writing on the applicable commercial terms.

10.2.                     Ownership of Inventions.  Inventorship shall be determined in accordance with U.S. patent laws.  Any Invention made solely by employees, agents, or independent contractors of a Party or its Affiliates in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”) shall be owned by such Party; provided that Onconova shall own, and Baxter (on behalf of itself and its Affiliates) hereby assigns to Onconova, all Sole Inventions related to the composition of matter or use of the Licensed Product and all other Sole Inventions specifically related to the Licensed Product.  Any Invention made jointly by at least one (1) employee, agent, or independent contractor of each Party or such Party’s Affiliate, together with all intellectual property rights therein (“Joint Inventions”), shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent laws, with each joint Party having, unless otherwise set forth in this Agreement, the unrestricted right to license and grant rights to sublicense any such Joint Invention; provided that Onconova shall own, and Baxter (on behalf of itself and its Affiliates) hereby assigns to Onconova, all Joint Inventions related to the composition of matter or use of the Licensed Product and all other Joint Inventions specifically related to the Licensed Product.  To the extent necessary to effect the foregoing, each Party hereby grants to the other party a nonexclusive, royalty-free, worldwide license, with the right to grant sublicenses, under such Party’s interest in Joint Inventions, for any and all purposes; provided that the foregoing shall not apply to any uses of such Joint Inventions for which the receiving Party otherwise retains an exclusive license pursuant to this Agreement, with such proviso to apply only for so long as such receiving Party retains such exclusive license.  For the avoidance of doubt, Baxter Inventions and Joint Inventions relating generally to the formulation and/or administration of pharmaceutical products do not relate to the composition of matter or use of the Licensed Product and shall not be assigned solely to Onconova, but (in the case of Joint Inventions) shall remain jointly owned by the Parties or (in the case of Baxter Inventions) shall be deemed Baxter Know-How and, if the subject of patent rights, Baxter Patents.

10.3.                     Disclosure of Inventions.  Each Party shall promptly disclose to the other Party in writing any Invention disclosures, or other similar documents, submitted to it by its employees, agents, or independent contractors describing each and every Invention that may be either a Sole Invention or a Joint Invention, and all Information relating to such Invention.

10.4.                     Prosecution of Patents.

10.4.1.           Onconova Patents Other than Joint Patents.  Onconova shall have the first right and authority to file, prosecute, and maintain Onconova Patents, other than Joint Patents, on a worldwide basis at its sole discretion, subject to this Section 10.4.1.  The Parties shall ** all costs of such filing, prosecution and maintenance in the Licensed Territory; otherwise, **.  To the extent that there are multiple parties benefiting from the Onconova Patents in the Licensed Territory, then the Parties shall mutually agree upon an appropriate allocation of such Patent expenses.  Onconova shall provide Baxter with the opportunity to review and comment on any and all prosecution efforts, but in no case less than **, if reasonably practicable, prior to any filing deadlines, regarding the Onconova Patents within the Licensed Territory; provided that Onconova shall have final control over such prosecution efforts after reasonably considering Baxter’s comments, if any.  Onconova shall provide Baxter with a copy of material communications from patent authorities in the Licensed Territory regarding the Onconova Patents, and shall provide drafts of any material filings or responses to be made to such Patent authorities in a timely manner.  Notwithstanding the foregoing, if Onconova determines in its sole discretion to abandon or not maintain in the Licensed Territory any Onconova Patent, other than a Joint Patent, Onconova shall provide Baxter with ** prior written notice of such determination and, if Baxter so requests, shall provide Baxter with the opportunity to prosecute and maintain such Onconova Patent in the Licensed Territory in the name of Onconova.  Thereafter, the Parties shall ** all expenses of filing, prosecuting and maintaining such Onconova Patent in the Licensed Territory.

10.4.2.           Upstream Patents.  Baxter acknowledges that certain of the Onconova Patents are subject to the rights of Onconova’s licensors pursuant to the Upstream Agreements.  Notwithstanding the provisions of Section 10.4.1, Baxter agrees that the rights of such licensors are precedent to Onconova’s obligations, and Baxter’s rights under Section 10.4.1, and Onconova compliance with the terms of the Upstream Agreements, shall not, if contrary to the terms of Section 10.4.1, constitute a breach hereof, including with respect to the ** review period described above; provided, however, that Onconova shall notify Onconova’s licensors pursuant to the Upstream Agreements of its desire to abandon or not maintain any Onconova Patent in the Licensed Territory only after (a) Onconova first provides to Baxter ** prior written notice of such intent as provided in the preceding paragraph and (b) Baxter elects not to prosecute and maintain such Onconova Patents within such ** period.

10.4.3.           Joint Patents.  With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon which Party shall prosecute and maintain Patent applications covering such Joint Invention (any such Patent application and any Patents issuing therefrom, a “Joint Patent”) in particular countries and jurisdictions throughout the world.  Unless otherwise agreed by the Parties, Baxter will prosecute and maintain any Joint Patents in the Licensed Territory, and Onconova will prosecute and maintain the Joint Patents outside the Licensed Territory, subject to the Parties coordinating their efforts as appropriate to make such prosecution activities as efficient, convenient, and harmonious as possible.  The Parties ** all expenses of filing, prosecuting and maintaining such Joint Patents.  The Party that prosecutes a Joint Patent (the “Prosecuting Party”) shall provide the other Party the opportunity to review and comment on any and all such prosecution efforts regarding the applicable Joint Patent in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts; provided that the Prosecuting Party shall have final control over such prosecution efforts after reasonably considering the other Party’s comments, if any.  The Prosecuting Party shall provide the other Party with a copy of all material communications from any Patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.  In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with any duty of candor and/or duty of disclosure requirements of any Patent authority.  Except to the extent a Party is restricted by the licenses granted by such Party to the other Party under the terms of this Agreement, and/or the other covenants contained in this Agreement, each Party shall be entitled to practice, and grant licenses to Third Parties and Affiliates of such Third Parties to practice, the Joint Patents and all Joint Inventions without restriction or an obligation to account to the other Party, and the other Party shall consent and hereby consents, without additional consideration, to any and all such licenses.

10.4.4.           Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts described above in this Section 10.4, including providing any necessary power of attorney and executing any other required documents or instruments for such prosecution.

10.5.                     Infringement of Patents by Third Parties.

10.5.1.           Notification.  Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Onconova Patents (including Joint Patents) of which it becomes aware in the Licensed Territory, and shall provide to the other Party any and all evidence and information available to such Party regarding such alleged infringement.

10.5.2.           Product Infringement of Onconova Patents (Including Joint Patents) in the Licensed Territory.

(a)                                 If a Party becomes aware of any actual or alleged existing or threatened infringement by a Third Party of any Onconova Patent, including any Joint Patent, by making, using, importing, offering for sale, or selling the Compound and/or the Licensed Product (such activities, “Product Infringement”) in the Licensed Territory, such Party shall notify the other Party as provided in Section 10.6.1.  Baxter shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement in the Licensed Territory, subject to Section 10.5.2(b).  Baxter shall have a period of ** after such notification to or by Baxter, to elect to so enforce such Onconova Patent in the Licensed Territory.  If Baxter does not so elect, Baxter shall so notify Onconova in writing during such **, or ** prior to any deadline relating to loss of any rights with respect to the Product Infringement, whichever is earlier, and Onconova shall have the right, but not the obligation, to commence a suit or take action to enforce such Onconova Patent against such Third Party allegedly perpetrating such Product Infringement.  Each Party shall provide to the Party enforcing any such rights under this Section 10.5.2(a) reasonable assistance in such enforcement, including joining an action as a party plaintiff if so required by Laws to pursue such action, at the enforcing Party’s sole expense.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  Except as set forth above, the enforcing Party shall bear and be responsible for all costs incurred in connection with each Party’s activities under this Section 10.5.2(a).

(b)                                 The Party not bringing an action with respect to Product Infringement under this Section 10.5.2 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.  Additionally, the Party not bringing an action under this Section 10.5.2 may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.

10.5.3.           Product Infringement of Onconova Patents (including Joint Patents) Outside the Licensed Territory; Non-Product Infringement of Onconova Patents.

(a)                                 For any and all infringement of Onconova Patents other than Joint Patents anywhere outside the Licensed Territory, and for any and all infringement other than Product Infringement of the Onconova Patents  (other than Joint Patents) in the Licensed Territory, Onconova shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such infringement of such Patents, in its sole discretion, and as between the Parties Onconova shall bear all related expenses and retain all related recoveries.

(b)                                 If a Third Party infringes a Joint Patent by Product Infringement activities outside the Licensed Territory, Onconova shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such infringement of such Joint Patent, in its sole discretion, and as between the Parties Onconova shall bear all related expenses and retain all related recoveries.  Baxter shall provide to Onconova reasonable assistance in such enforcement, at Onconova’ request and expense, including without limitation joining such action as a party plaintiff if so required by Laws to pursue such action.

10.5.4.           Non-Product Infringement of Joint Patents Anywhere in the World.  For infringement of the Joint Patents that is not Product Infringement, the Parties shall confer to determine which Party shall have the first right to bring an appropriate suit or other action against any person or entity engaged in such infringement, and the manner in which they shall bear costs and share related recoveries of such suit or action.  The Party that brings such suit or actions (the “Enforcing Party”) shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  The other Party shall cooperate with the enforcing Party in enforcing Joint Patents against such infringement, without limitation joining an action as a party plaintiff if so required by Laws to pursue such action.  If the Parties are unable to reach agreement upon which Party shall bring an appropriate suit or other action against any person or entity engaged in such infringement of such Joint Patent within **, or ** prior to any deadline relating to loss of any rights with respect to such infringement, whichever is earlier, then Baxter shall have the first right, but not the obligation, to bring such suit or other actions against such infringement in the Licensed Territory at its sole expense, and Onconova shall have the first right, but not the obligation, to bring such suit or other actions against such infringement outside of the Licensed Territory.  The other Party shall have the right to participate in such actions at its expense upon written notice to the other Party.

10.5.5.           Settlement.  Baxter shall not settle any claim, suit, or action that it brings under this Section 10.5 involving Onconova Patents (excluding Joint Patents) in any manner that would negatively impact Onconova, including settlements involving the ownership, validity or enforceability of any of the Onconova Patents, or that do not include a full and unconditional release from all liability of Onconova, without the prior written consent of Onconova, which shall not be unreasonably withheld, conditioned or delayed.  Onconova shall not settle any claim, suit, or action that it brings under this Section 10.5 involving Onconova Patents (excluding Joint Patents) in the Licensed Territory in any manner that would negatively impact Baxter, without the prior written consent of Baxter, which shall not be unreasonably withheld, conditioned or delayed.  Moreover, any settlement by Baxter involving Onconova Patents (excluding Joint Patents), or by Onconova involving Onconova Patents (excluding Joint Patents) in the Licensed Territory, that (i) results in cross-licensing or (ii) results in sublicenses to Third Parties shall require the other Party’s prior written consent.  Neither Party shall settle any claim, suit, or action that it brings under this Section 10.5 involving Joint Patents in any manner that would negatively impact the other Party, including the ownership, validity or enforceability of any of the Joint Patents, or if the settlement does not include a full and unconditional release from all liability of the other Party, without the prior written consent of such other Party.

10.5.6.           Allocation of Proceeds.  Except as otherwise provided in this Section 10.5, if either Party recovers monetary damages from any Third Party in a suit or action brought under this Section 10.5, whether such damages result from the infringement of Baxter Patents or Onconova Patents, such recovery shall be allocated **.

10.6.                     Infringement of Third Party Rights in the Licensed Territory.

10.6.1.           Notice. If the development, manufacture, use, sale, offer for sale, import or export of the Licensed Product in the Licensed Field and in the Licensed Territory results in a claim for Patent infringement by a Third Party, the Party first having notice of such claim shall promptly notify the other Party in writing of such a claim. Following such notice, the Parties agree to enter into either a joint defense or common interest agreement, under which agreement the Parties can share the known facts of such infringement in reasonable detail, if they are advised to do so by counsel.

10.6.2.           Third Party Claims. Baxter shall assume control of the defense of any claims brought by Third Parties alleging infringement of Third Party intellectual property rights in connection with the development, manufacture, use, sale, offer for sale, import or export of the Licensed Product in the Licensed Field in the Licensed Territory, represented by its own counsel. If requested by Baxter, Onconova agrees to join in any litigation, and in any event shall reasonably cooperate with Baxter, at Baxter’s expense. Baxter shall have the exclusive right to settle any such claim without the consent of Onconova, unless such settlement shall negatively impact on Onconova, including without limitation on the ownership, validity or enforceability of any Onconova Patents. Any expenses incurred in defending any such claims shall be solely the responsibility of Baxter.

10.7.                     Patent Oppositions and Other Proceedings.

10.7.1.           By the Parties.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination, or other attack upon the validity, title, or enforceability of a Patent owned or controlled by a Third Party that covers, in the Licensed Territory, the Compound or the Licensed Product, or the manufacture, use, sale, offer for sale, or importation of the Compound or the Licensed Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 10.6, in which case the provisions of Section 10.6 shall govern), such Party shall so notify the other Party, and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action.  Baxter shall have the first right, but not the obligation, to bring in its sole control and at its sole expense such action in the Licensed Territory.  If Baxter does not bring such action within ** of notification thereof pursuant to this Section 10.7 (or earlier, if required by the nature of the proceeding), then Onconova shall have the right, but not the obligation, to bring, in Onconova’s sole control and at its sole expense, such action.  The Party not bringing an action under this Section 10.7 shall join the action as a joint party plaintiff if required to enable the other Party to bring such action, at the other Party’s expense.  Additionally, if appropriate, the Party not bringing an action under this Section 10.7 shall be entitled to separate representation, at its sole expense, in such proceeding by counsel of its own choice, and shall cooperate fully with the Party bringing such action.  Any awards or amounts received in bringing any such action shall be first allocated to reimburse the Parties’ expenses in such action, and any remaining amounts shall be retained by the Party bringing such action.

10.7.2.           By Third Parties.  If an Onconova Patent (including a Joint Patent) becomes the subject of any proceeding commenced by a Third Party in the Licensed Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.5, in which case the provisions of Section 10.5 shall govern), then Onconova shall have the first right, but not the obligation, to control such defense at its sole cost.  Onconova shall permit Baxter to participate in the proceeding to the extent permissible under Laws, and to be represented by its own counsel in such proceeding, as Baxter’s sole expense.  If Onconova decides that it does not wish to defend against such action, then Baxter shall have a backup right to assume defense of such Third-Party action.  Except as set forth above, all expenses incurred by the Parties in such an action shall be borne by the Party controlling the defense of the Third-Party action.  Any awards or amounts received in defending any such Third-Party action, if any, shall be allocated between the Parties as provided in Section 10.5.6 as if the Party controlling the defense of the Third-Party Action were the Party that brought an action against an alleged infringer.

10.8.                     Patent Term Extensions in the Licensed Territory.  The patent counsel of each Party shall discuss and recommend for which, if any, of the Onconova Patents in the Licensed Territory the Parties should seek any term extensions, supplementary protection certificates, and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents (“Patent Term Extensions”) in the Licensed Territory.  Baxter shall have the final decision-making authority with respect to applying for any such Patent Term Extensions in the Licensed Territory; provided that Baxter shall not unreasonably fail or refuse to do so, and shall have the sole right to apply for any such Patent Term Extensions Baxter decides to seek, at its expense.  Onconova shall cooperate fully with Baxter, at Baxter’s expense, in making such filings or taking any related actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension.

10.9.                     Registration of License.  Onconova agrees that Baxter may, if applicable, register its license under the Onconova Patents with the patent authorities in the Licensed Territory. Baxter shall, at its expense, prepare and deliver to Onconova such instruments and other documents reasonably necessary and in proper form for such registration. The Parties shall mutually agree on the form of documents to be used for such purpose, and shall cooperate to preserve confidentiality of this Agreement to the extent permitted under applicable Laws in the relevant country. Onconova shall execute and return to Baxter such instruments and documents within ** from the receipt thereof.

10.10.              Patent Marking.  Baxter agrees to mark or have marked with the Onconova Patents to the extent consistent with applicable Laws any Licensed Product sold by Baxter or by its Sublicensees in accordance with the statutes of any country within the Licensed Territory relating to the marketing of patented articles, including without limitation to the extent required under Section 12.1 of the Temple Agreement.

ARTICLE XI.
TRADEMARKS

11.1.                     Baxter Trademarks.  Baxter shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with the commercialization of any Licensed Product in the Licensed Territory under this Agreement, other than the Onconova Trademarks (the “Baxter Trademarks”). Baxter shall solely own the Baxter Trademarks and pay all relevant costs thereof.  Baxter shall not select, register or otherwise use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes any of the Onconova Trademarks.  Onconova shall not use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes any of the Baxter Trademarks.  Baxter shall have the sole right to initiate at its own discretion legal proceedings against any infringement or threatened infringement of any Baxter Trademark.

11.2.                     Election to Use Onconova Trademarks.  Within a reasonable time after the Effective Date, but in no event later than the first anniversary thereof, Baxter shall inform Onconova in writing if Baxter elects to use the Onconova Trademarks in connection with the commercialization of the Licensed Product in the Licensed Territory.  If Baxter so notifies Onconova, the following shall apply:

11.2.1.           Onconova shall and hereby does grant to Baxter an exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers of Sublicensees (subject to Section 2.4.1), to use the Onconova Trademarks on or in connection with the commercialization of the Licensed Product in the Licensed Territory in the Licensed Field.

11.2.2.           Baxter shall not use any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any of the Onconova Trademarks.

11.2.3.           Baxter shall properly designate the Onconova Trademarks on the packaging of the final Licensed Product, to the extent required or permissible by the applicable Marketing Approvals and Baxter agrees that all Licensed Products with which the Onconova Trademarks are used shall conform to all requirements of any Applicable Laws and any Regulatory Authorities in the Licensed Territory and shall be of a level of quality commensurate to Onconova’s Licensed Products outside of the Licensed Territory, but in no event less than a reasonable level of quality.

11.2.4.           Except as otherwise provided in this Section 11.2, Onconova shall have the first right and authority, but not an obligation, to register and maintain the Onconova Trademarks in the Licensed Territory (subject to this Section 11.2).  The Parties shall ** all costs of such registration and maintenance.  Baxter shall provide Onconova reasonable opportunity to review and comment on such registration efforts regarding the Onconova Trademarks.  Baxter shall provide Onconova with a copy of material communications from any Governmental Authority in the Licensed Territory regarding the Onconova Trademark, and shall provide drafts of any material filings or responses to be made to such authorities in a timely manner.  Notwithstanding the foregoing, if Onconova determines in its sole discretion to abandon or not maintain any Onconova Trademark in the Licensed Territory, Onconova shall provide Baxter with ** prior written notice of such determination and, if Baxter so requests, shall provide Baxter with the opportunity to register and maintain such Onconova Trademark in the Licensed Territory in the name of Onconova.  Thereafter, the Parties shall share equally all costs of filing, prosecuting and maintaining such Onconova Trademark in the Licensed Territory.

11.2.5.           If a Party becomes aware of any actual or alleged existing or threatened infringement by a Third Party of any Onconova Trademark in the Licensed Territory (such activities, “Trademark Infringement”), such Party shall notify the other Party, and shall provide to the other Party any and all evidence and information available to such Party regarding such alleged infringement.  Baxter shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Trademark Infringement, at its sole expense, subject to this Section 11.2.5).  Baxter shall have a period of ** after such notification to or by Baxter, to elect to so enforce such

Onconova Trademark.  If Baxter does not so elect, Baxter shall so notify Onconova in writing during such **, or ** prior to any deadline relating to loss of any rights with respect to the Trademark Infringement, whichever is earlier, and Onconova shall have the right, but not the obligation, to commence a suit or take action to enforce such Onconova Trademark against such Third Party, at its sole expense.  Each Party shall provide to the Party enforcing any such rights under this Section 11.2.5 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including without limitation joining an action as a party plaintiff if so required by Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

11.2.6.           The Party not bringing an action with respect to Trademark Infringement under Section 11.2.5 shall be entitled to separate representation in such matter by counsel of its own choice and at its expense, but such Party shall at all times cooperate fully with the Party bringing such action.  Additionally, the Party not bringing an action under Section 11.2.5 may have an opportunity to participate in such action to the extent that the Parties may mutually agree at the time the other Party elects to bring an action hereunder.

11.3.                     Infringement of Baxter Trademarks by Third Parties.  With respect to any Baxter Trademarks associated with Licensed Products in the Licensed Territory, each Party shall notify the other Party promptly upon learning of any actual or alleged threatened or existing infringement of any trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, against such trademark.  Baxter shall have the sole right, in its own discretion and at its own expense, to bring an action to address such infringement.

ARTICLE XII.
REPRESENTATIONS AND WARRANTIES

12.1.                     The Parties’ Representations and Warranties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, as set forth below.

12.1.1.           Such Party (a) is a corporation duly organized and subsisting under the applicable Laws of its jurisdiction of organization, and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

12.1.2.           Such Party has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such Party is a party as of the Effective Date.

12.1.3.           This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other applicable Laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.

12.1.4.           Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

12.1.5.           Except with respect to Marketing Approvals for the Licensed Product or as otherwise described in this Agreement, such Party has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder.

12.1.6.           The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable Laws or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any applicable Laws or any contractual obligation or court or administrative order by which such Party is bound.

12.1.7.           All of such Party’s employees, officers, independent contractors, consultants, and agents have executed agreements requiring assignment to such Party of all Inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the confidential information of such Party.

12.1.8.           Neither such Party, nor any of such Party’s employees, independent contractors, consultants, agents or officers: (a) has ever been debarred or is subject to debarment or, to such Party’s knowledge, convicted of a crime for which a Person could be debarred before a Regulatory Authority under applicable Laws, or (b) to such Party’s knowledge, has ever been under indictment for a crime for which a Person could be debarred under such Laws.

12.1.9.           All documents, information and know-how furnished or transferred by such Party to the other Party under this Agreement shall be, to its knowledge, free of errors in any material respect.

12.2.                     Onconova’s Representations and Warranties. Onconova hereby represents and warrants to Baxter, as of the Effective Date, as set forth below:

12.2.1.           A complete listing of all of the Upstream Agreement s is attached hereto as Exhibit 1.101 and a true and complete copy of each of the Upstream Agreements together with all exhibits, schedules, appendices, attachments and amendments thereto has been provided to Baxter prior to the Effective Date. The Upstream Agreements have not been modified, supplemented or amended since such copy was provided to Baxter. The Upstream Agreements are, to Onconova’s knowledge, in full force and effect, all payments to date required to be made thereunder by Onconova have been made, and Onconova is in compliance in all material respects with its obligations thereunder.

12.2.2.           Onconova has not received or provided any notice of termination of any of the Upstream Agreements, or any notices of breach of any of the Upstream Agreements.

12.2.3.           Onconova has sufficient legal and/or beneficial title under its intellectual property rights necessary to grant the licenses contained in this Agreement.

12.2.4.           There is no pending or, to Onconova’s knowledge, threatened claim, litigation or any other proceeding brought by a Third Party against Onconova challenging the validity of the Onconova Patent Rights in the Licensed Territory, or claiming that the development, manufacture or commercialization of the Licensed Product in the Licensed Field in any portion of the Licensed Territory constitutes or would constitute infringement of such Third Party’s intellectual property right(s), and Onconova has no present knowledge of any Third Party intellectual property right that would reasonably be expected to give rise to any such claim, litigation or proceeding.

12.2.5.           There is no pending or, to Onconova’s knowledge, threatened claim, litigation or any other proceeding brought by a Third Party against Onconova claiming that the development or manufacture of the Licensed Product at the location where Onconova currently manufactures such Licensed Product constitutes or would constitute infringement of such Third Party’s intellectual property right(s), and Onconova has no present knowledge of any Third Party intellectual property right that would reasonably be expected to give rise to any such claim, litigation or proceeding.

12.2.6.           Onconova has not received any written communications alleging that it has violated or that it would violate, through the manufacture, use, import, export, sale, and/or offer for sale of the Licensed Product in the Licensed Field and in the Licensed Territory or any portion thereof, any intellectual property rights of any Third Party.

12.2.7.           To Onconova’s knowledge, no invention claimed by the Onconova Patents was made or reduced to practice using any funding of the United States Government; provided that Onconova does not make any representation or warranty with respect to inventions licensed under the Upstream Agreements.

12.2.8.           Onconova is not in possession of any in-licensed Third Party know-how, technology, trade secrets or patent rights that are necessary to manufacture a Licensed Product but are not Controlled by Onconova.

12.3.                     The Parties’ Covenants. Each Party hereby covenants throughout the term of this Agreement as set forth below:

12.3.1.           Such Party shall not enter into any agreement with a Third Party that will conflict with the rights granted to the other Party under this Agreement.

12.3.2.           If during the term of this Agreement, a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants, or agents rendering services relating to the Licensed Product: (x) is or will be debarred or convicted of a crime for which such Person could be debarred before a Regulatory Authority under applicable Laws, or (y) is or will be under indictment under such Laws, then such Party promptly shall notify the other Party of same in writing.

12.3.3.           Onconova’s Covenants. Onconova hereby covenants throughout the term of this Agreement as set forth below:

12.3.3.1.           Onconova shall not agree to amend any terms or conditions of the Upstream Agreements in any manner that would adversely affect the rights granted to Baxter under this Agreement in any respect without the prior written consent of Baxter. Onconova further agrees that it shall not terminate the Upstream Agreements, shall not cease to exercise its rights under the Upstream Agreements, and shall not amend the Upstream Agreements in any manner that would adversely affect Baxter, in each case without the prior written consent of Baxter. Onconova shall comply with the terms of the Upstream Agreements in all material respects; provided that Onconova shall not be in breach of the foregoing obligations to the extent that Onconova’s failure to comply results from Baxter’s non-compliance with the terms of this Agreement, and further provided that if Section 15.4 applies, then Onconova shall not be deemed in breach of this Section 12.3.3.1 and the Parties shall have the rights and obligations set forth in Section 15.4.  Onconova shall notify Baxter of any anticipated termination of the Upstream Agreements by Onconova prior to such termination. Onconova shall further notify Baxter when it has received any notice from any Third Party that is a party to an Upstream Agreement stating that such Third Party intends to terminate or is terminating such Upstream Agreement.

12.3.3.2.           Onconova shall use Commercially Reasonable Efforts to assist Baxter in obtaining from the licensor of any Upstream Agreement written assurance that in the event of termination of Onconova’s rights under such Upstream Agreement, all rights granted to Baxter by Onconova pursuant to this Agreement that constitute a sublicense under rights granted to Onconova pursuant to such Upstream Agreement shall survive such termination of Onconova’s rights, such that Baxter would have a direct license or other grant of rights from such licensor as necessary to allow Baxter to continue to practice such rights within the scope of Baxter’s license as set forth in Section 2.1 (a “Direct License”).  Baxter shall be responsible for any payments in consideration of such Direct License that solely relate to the Licensed Product in the Licensed Territory and that are approved in advance by Baxter in writing.

ARTICLE XIII.
CONFIDENTIALITY

13.1.                     Confidentiality Obligation of Baxter.

13.1.1.           During the term of this Agreement and for a period of ** thereafter, or ** from the Effective Date, whichever is longer, Baxter:

(a)                                 shall hold in strict confidence any and all information disclosed to it by Onconova, including Onconova Information (together “Onconova Confidential Information”), and shall not use, nor disclose or supply to any Third Party, nor permit any Third Party, to have access to the Onconova Confidential Information, without first obtaining the written consent of Onconova, except as expressly permitted in this Agreement;

(b)                                 shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Onconova Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party; and

(c)                                  may disclose the Onconova Confidential Information only to its employees, consultants, independent contractors, agents, Affiliates, actual and potential Sublicensees and actual and potential acquirers; provided that such employees, consultants, independent contractors, agents, Affiliates, actual and potential Sublicensees and actual and potential acquirers are bound by terms and conditions of confidentiality no less protective than the terms and conditions that bind Baxter hereunder.

For the avoidance of doubt, it is understood that Baxter shall be liable for any breach of the confidentiality obligation under this Section 13.1 by any person or corporation to whom the Onconova Confidential Information is disclosed by Baxter.

13.1.2.           Baxter’s obligations of confidentiality and non-use under this Section 13.1 shall not apply and Baxter shall have no further obligations with respect to any of the Onconova Confidential Information, to the extent Baxter can establish by competent proof that such Onconova Confidential Information:

(a)                                 is or becomes part of the public domain without breach by Baxter of this Agreement;

(b)                                 was in Baxter’s possession before disclosure by Onconova and was not acquired directly or indirectly from Onconova; or

(c)                                  is obtained from a Third Party with no obligation of confidentiality to Onconova, who has a right to disclose it to Baxter;

(d)                                 is developed independently by Baxter without use of the Onconova Confidential Information, as evidenced by Baxter’s written records; or

(e)                                  is required to be revealed in response to a court decision or administrative order, or to comply with Laws of a Governmental Authority or rules of a securities exchange, in which case Baxter shall inform Onconova immediately by written notice and cooperate with Onconova using its Commercially Reasonable Efforts either to seek protective measures for such Onconova Confidential Information, or to seek confidential treatment of such Onconova Confidential Information, and in any case Baxter shall disclose only such portion of the Onconova Confidential Information which is so required to be disclosed.

13.1.3.           Nothing herein shall prevent Baxter from disclosing any Onconova Confidential Information to the extent that such Onconova Confidential Information is required to be used or disclosed for the purposes of seeking or obtaining Marketing Approvals of Licensed Products in the Licensed Territory or seeking patent protection for Inventions it owns or has responsibility for prosecuting under Article X.  Baxter shall further have the right to present Onconova Confidential Information at conferences or to publish Onconova Confidential Information in journals (collectively “Publications”); provided that if the Onconova Confidential Information concerned has not been previously published such Publication is subject to Onconova’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

13.1.4.           Baxter acknowledges that certain Onconova Confidential Information was provided to Onconova by Temple University pursuant to the Temple Agreement and is subject to the confidentiality provisions of Article 2 of the Temple Agreement. To the extent the provisions of Article 2 of the Temple Agreement are more stringent than those in this ARTICLE XIII, Baxter agrees to comply with such more stringent terms with respect to any such Confidential Information of Temple University that is disclosed by Onconova to Baxter and labeled as “Confidential Information of Temple University.”

13.1.5.           Baxter acknowledges Temple University’s right to publish its research as provided in Section 2.5 of the Temple Agreement; provided that Baxter reserves absolutely the right to prevent any disclosure of Baxter Confidential Information without its prior written consent, which consent may be withheld at Baxter’s sole discretion.

13.2.                     Confidentiality obligation of Onconova

13.2.1.           During the term of this Agreement and for a period of ** thereafter, or ** from the Effective Date, whichever is longer, Onconova:

(a)                                 shall hold in strict confidence any and all information disclosed to it by Baxter, including Baxter Information (together “Baxter Confidential Information”) and shall not use, nor disclose or supply to any Third Party nor permit any Third Party to have access to the Baxter Confidential Information, without first obtaining the written consent of Baxter, except as expressly permitted in this Agreement;

(b)                                 shall take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to Baxter Confidential Information from being destroyed or lost, or discovered, received, used, intercepted or copied by any Third Party; and

(c)                                  may disclose the Baxter Confidential Information to its employees, consultants, independent contractors, agents, Affiliates, actual and potential Licensees and Sublicensees and actual and potential acquirers; provided that such employees, consultants, independent contractors, agents, Affiliates, actual and potential Licensees and actual and potential acquirers are bound by terms and conditions of confidentiality no less protective than the terms and conditions that bind Onconova hereunder.

For the avoidance of doubt, it is understood that Onconova shall be liable for any breach of the confidentiality obligation under this Section 13.2 by any person or corporation to whom the Baxter Confidential Information is disclosed by Onconova.

13.2.2.           Onconova’s obligations of confidentiality and non-use under this Section 13.2 shall not apply and Onconova shall have no further obligations with respect to any of the Baxter Confidential Information to the extent that Onconova can establish by competent proof that such Baxter Confidential Information:

(a)                                 is or becomes part of the public domain without breach by Onconova of this Agreement;

(b)                                 was in Onconova’s possession before disclosure by Baxter to Onconova and was not acquired directly or indirectly from Baxter;

(c)                                  is obtained from a Third Party with no obligation of confidentiality to Baxter, who has a right to disclose it to Onconova;

(d)                                 is developed independently by Onconova without use of the Baxter Confidential Information, as evidenced by Onconova’s written records; or

(e)                                  is required to be revealed in response to a court decision or administrative order, or to comply with Laws of a Governmental Authority or rules of a securities exchange, in which case Onconova shall inform Baxter immediately by written notice and cooperate with Baxter using its Commercially Reasonable Efforts either to seek protective measures for such Baxter Confidential Information, or to seek confidential treatment of such Baxter Confidential Information, and in any case Onconova shall disclose only such portion of the Baxter Confidential Information which is so required to be disclosed.

13.2.3.           Nothing herein shall prevent Onconova from disclosing any Baxter Confidential Information to the extent that such Baxter Confidential Information is required to be used or disclosed for the purposes of seeking or obtaining Marketing Approvals of Licensed Products inside or outside the Licensed Territory or seeking patent protection for Inventions it owns or has responsibility for prosecuting under ARTICLE X. Onconova and its Licensees shall further have the right to disclose any Baxter Confidential Information in a Publication; provided that if the Baxter Confidential Information concerned has not been previously published, such Publication is subject to Baxter’s prior written consent, not to be unreasonably withheld, delayed or conditioned.

13.3.                     Press Releases; Publicity.  Except with respect to the press release attached hereto as Schedule 13.3 which may be issued by either or both of the Parties upon execution of this Agreement, no press release or public announcement shall be made by either Party concerning the execution of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, either Party may disclose the existence of this Agreement and the terms and conditions hereof without the prior written consent of the other pursuant to Section 13.1.2(d) or Section 13.2.2(d), as applicable, or in connection with a due diligence process associated with any future financing by either Party or the negotiation or exploration of a possible strategic transaction involving such Party; provided that such disclosure is made in the course of such diligence, negotiation or exploration pursuant to confidentiality obligations consistent with those set forth in this Agreement.  Each Party may issue a press release or public announcement concerning the development of the Compound or the Licensed Products, provided that such Party shall provide the other Party with a copy of such press release or public announcement at least ** in advance of its intended publication or release thereof and shall consider in good faith the comments of the other Party which comments shall be provided as promptly as reasonably practicable following receipt of the press release or public announcement from the Party desiring to make the disclosure.  Further, each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all disclosures required by the Securities and Exchange Commission and any other Governmental Authority or Regulatory Authority, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure.  Notwithstanding the foregoing, either Party may issue any public announcement that it is advised by legal counsel is required under applicable Laws, provided that such Party provides to the other Party a copy of such press release or public announcement not less than ** in advance of its release if legally permissible.

ARTICLE XIV.
INDEMNIFICATION

14.1.                     Onconova Indemnity.  Onconova shall defend, indemnify and hold harmless Baxter and its Affiliates and their respective directors, officers, agents, successors, assignees and employees (the “Baxter Indemnitees”) from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses, including reasonable attorneys’ fees (collectively “Damages”) to the extent arising from any claim, action or proceeding made or brought against Baxter Indemnitees by a Third Party in connection with (a) the gross negligence, recklessness, or intentional wrongful acts or omissions of Onconova or its Affiliates or their respective employees, officers, independent contractors, consultants, or agents, in connection with the performance by or on behalf of Onconova of Onconova’s obligations or exercise of its rights under this Agreement; (b) any breach by Onconova, or its Affiliates or their respective independent contractors of any representation, warranty, covenant, or obligation of Onconova set forth in this Agreement; and (c) the development, manufacture, use, handling, storage, commercialization, transfer, importation, exportation or labeling, of the Compounds and/or Licensed Products by or for Onconova or its Affiliates either prior to the Effective Date anywhere in the world, or on or after the Effective Date outside the Licensed Territory; except in any such case to the extent such Damages are attributable to any gross negligence, recklessness, willful misconduct, or breach of this Agreement by Baxter or a Baxter Indemnitee.

14.2.                     Baxter Indemnity.  Baxter shall defend, indemnify and hold harmless Onconova, Temple University and their respective Affiliates, directors, officers, agents, successors, assignees and employees (the “Onconova Indemnitees”) from and against any and all Damages to the extent arising from any claim, action or proceeding made or brought against Onconova Indemnitees by a Third Party in connection with (a) the gross negligence, recklessness, or intentional wrongful acts or omissions of Baxter or its Affiliates or their respective employees, officers, independent contractors, consultants, or agents, in connection with the performance by or on behalf of Baxter of Baxter’s obligations or exercise of its rights under this Agreement; (b) any breach by Baxter or its Affiliates or their respective independent contractors of any representation, warranty, covenant, or obligation of Baxter set forth in this Agreement; and (c) the development, manufacture (other than by Onconova, its agents, contract manufacturers or any other Third Parties engaged by Onconova), use, handling, storage, commercialization, transfer, importation, exportation or labeling of the Compounds and/or Licensed Products by or for Baxter or any of its Affiliates or their agents and independent contractors on or after the Effective Date; except in any such case to the extent such Damages are reasonably attributable to any gross negligence, recklessness, willful misconduct, or breach of this Agreement by Onconova or an Onconova Indemnitee; provided that Baxter’s obligation to defend, indemnify and hold harmless Temple University shall be to the extent Onconova would be required to indemnify Temple University pursuant to the Temple Agreement for the relevant claims.

14.3.                     Indemnification Procedure.

14.3.1.           Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought pursuant to this Article XIV.  In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article XIV, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing (an “Indemnification Claim Notice”).  The Indemnifying Party and Indemnified Party shall promptly meet to discuss how to respond to any claims that are the subject matter of such proceeding.  At its option, the Indemnifying Party may assume the defense of any Third Party claim subject to indemnification as provided for in this Section 14.3 by giving written notice to the Indemnified Party within ** (or until such time provided in any applicable extension to appropriately answer any complaint, if any, but no longer than ** (the “Election Time Period”); with the Indemnified Party being obligated to make all reasonable efforts to obtain any such extension) after the Indemnifying Party’s receipt of an Indemnification Claim Notice, solely for claims (a) that solely seek monetary damages and (b) as to which the Indemnifying Party expressly agrees in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (a) and (b), the “Litigation Conditions”). The Indemnified Party may assume responsibility for such defense if the Litigation Conditions are not satisfied, by written notice to the Indemnifying Party within the Election Time Period.  If the Indemnified Party fails to promptly provide an Indemnification Claim Notice, and such failure materially prejudices the defense of such claim, then the Indemnifying Party shall be relieved of its responsibility to indemnify the Indemnified Party.

14.3.2.           Upon assuming the defense of a Third Party claim in accordance with this Section 14.3, the Indemnifying Party shall be entitled to appoint lead and any local counsel in the defense of the Third Party claim.  Should the Indemnifying Party assume and continue the defense of a Third Party claim, except as otherwise set forth in this Section 14.3, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party after the date of assumption of defense in connection with the analysis, defense, countersuit or settlement of the Third Party claim.  Without limiting this Section 14.3, any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless (a) the engagement thereof has been specifically requested by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume and actively further the defense and engage counsel in accordance with this Section 14.3 (in which case the Indemnified Party will control the defense), or (c) the Indemnifying Party no longer satisfies the Litigation Conditions.

14.3.3.           Subject to the Litigation Conditions being satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay pursuant to such settlement or disposal of such claim prior to the time such payments become due by the Indemnified Party.  With respect to all other Damages in connection with Third Party claims, where the Indemnifying Party has assumed the defense of the Third Party claim in accordance with this Section 14.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided it obtains the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed.

14.3.4.           The Indemnifying Party that has assumed the defense of the Third Party claim in accordance with this Section 14.3 will not be liable for any settlement or other disposition of any Damages by an Indemnified Party that is reached without the written consent of such Indemnifying Party.  The Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party claim in accordance with this Section 14.3.  If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses including to the extent possible, former employees and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

14.3.5.           Each Party shall maintain, at its cost, a program of insurance and/or self insurance against liability and other risks associated with its activities and obligations under this Agreement, including its clinical trials, the commercialization of any Licensed Products and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for the activities to be conducted by it under this Agreement.  All insurance required by this Section 14.3.5 shall be maintained during the Term and each Party shall, from time to time, provide copies of certificates of such insurance to the other party upon request.  Further, each Party shall list the other Party as an additional insured on all insurance policies.  All insurance required by this Section 14.3.5 shall be maintained in (a) at least ** following expiration or termination of this Agreement or, (b) for at least ** after the termination or expiration of this Agreement if insurance is written on a claims-made basis.

14.4.                     Limitation of Liability; Exclusion of Damages; Disclaimer.

14.4.1.           EXCEPT WITH RESPECT TO DAMAGES AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION THAT ARE REQUIRED TO BE INDEMNIFIED UNDER SECTION 14.1 OR SECTION 14.2, AND EXCEPT IN THE CASE OF A BREACH OF ARTICLE XIII, AND WITHOUT LIMITING THE LIABILITY OF A PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR FOR FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

14.4.2.           EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCT AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

ARTICLE XV.
TERM; TERMINATION

15.1.                     Term.  This Agreement shall expire in its entirety upon the expiration of all applicable Royalty Terms in the Licensed Territory and satisfaction of the applicable payment obligations (including milestone payments) under this Agreement with respect to all Licensed Products in all countries in the Licensed Territory (the “Term”).

15.1.1.           Effect of Expiration.  Upon expiration of this Agreement in accordance with Section 15.1:

(a)                                 the Licensed Rights shall continue in full force and effect and be considered to be fully paid-up; and

(b)                                 Subject to the Confidentiality obligations contained in ARTICLE XIII, Baxter and Onconova shall each have the right to freely use all Information disclosed to it by the other Party hereunder solely in connection with the development, manufacture and commercialization of Licensed Product.

15.2.                     Early Termination.

15.2.1.           By Either Party for Breach.  Without prejudice and in addition to any other contractual remedy the non-defaulting Party may have under this Agreement, either Party may terminate this Agreement in writing forthwith, if the other Party commits a material breach of any provision of this Agreement and such breach is not cured within ** after written notice of the breach is received by the other Party, which notice shall specify the nature of the breach and demand its cure.  Notwithstanding the foregoing, if a material breach is not susceptible to cure within the cure period specified above, the non-breaching Party’s right of termination shall be suspended only if, and for so long as, (a) the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, (b) such plan is reasonably acceptable to the non-breaching Party and (c) the breaching Party commits to and does carry out such plan; provided, however, that, unless otherwise mutually agreed by the Parties in such plan, in no event shall such suspension of the non-breaching Party’s right to terminate extend beyond ** after the original cure period.

15.2.2.           By Either Party for Force Majeure.  The Agreement may be terminated by either Party in the event of a Force Majeure (as hereinafter defined) pursuant to Section 15.4.

15.2.3.           By Either Party for Insolvency.  Either Party may terminate this Agreement upon written notice if the other Party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law that is not dismissed within **, makes an assignment for the benefit of its creditors or has a receiver or trustee appointed for all or substantially all of its property.

15.2.4.           By Onconova for Baxter Patent Challenge.  In the event that Baxter or any of its Affiliates commences or otherwise, directly or indirectly, pursues (or, other than as required by Law or legal process, voluntarily assists any Third Party to pursue in any material respect where Baxter has knowledge that its assistance will be used by the Third Party to pursue) any proceeding seeking to have any of the Onconova Patents revoked or declared invalid, unpatentable, or unenforceable, Onconova may declare a material breach hereunder, terminate this Agreement on written notice to Baxter and shall then have the right to exercise the remedies available under Section 15.3 with immediate effect.

15.2.5.           By Either Party for Commercial Failure.  In the event of a Commercial Failure, either Party shall have the right to terminate this Agreement upon ** prior written notice to the other Party; provided, however, that Onconova shall not have a right to terminate this Agreement pursuant to this Section 15.2.5 if such Commercial Failure results, directly or indirectly, from the failure of Onconova or its Affiliates or agents to supply Product under the Supply Agreement if executed pursuant to Section 8.1.

15.2.6.           By Baxter for Convenience.  Commencing ** after the Effective Date, Baxter shall have the right to terminate this Agreement upon ** prior written notice to Onconova.

15.3.                     Obligations upon Early Termination.

15.3.1.           In the event of termination of this Agreement by either Party in accordance with Section 15.2:

(a)                                 all Licensed Rights shall revert to Onconova without any compensation to be paid by Onconova;

(b)                                 Baxter shall promptly return to Onconova any and all Onconova Information;

(c)                                  Baxter shall promptly transfer to Onconova or its nominee any and all Marketing Approvals and all other filings and submissions with and to Regulatory Authorities owned by Baxter or its Affiliates with respect to the Licensed Product; provided that the Parties shall agree upon commercially reasonable compensation to Baxter to reflect the value of such assets.  To this end Baxter shall make Commercially Reasonable Efforts to file for transfer with the relevant Regulatory Authorities and to give all other notifications and approvals necessary under law for the transfer of Marketing Approvals and such other filings and submissions;

(d)                                 Baxter shall grant to Onconova a worldwide license, with the right to sublicense, to use any Baxter Trademarks (including, without limitation, the goodwill symbolized by such Baxter Trademarks) used to brand the Licensed Product, and a license to reproduce, distribute, perform, display and prepare derivative works of Baxter’s copyrights used to brand or promote the Licensed Product, in each case solely to the extent necessary or useful for commercializing the Licensed Product; provided that such license shall bear a commercially reasonable royalty to be agreed by the Parties in good faith;

(e)                                  The licenses granted by Baxter to Onconova pursuant to Section 2.2 and other provisions of this Agreement shall continue in effect solely to the extent necessary or useful for developing or commercializing the Licensed Product, in addition to those sections that also survive pursuant to Section 15.4.3;

(f)                                   Baxter shall furnish Onconova with reasonable cooperation, at Baxter’s expense, to assure a smooth transition of any clinical or other studies in progress then being conducted by Baxter or its Affiliates related to the Compound or Licensed Products which Onconova determines to continue in compliance with applicable Laws and ethical guidelines applicable to the transfer or termination of any such studies. In the event that Onconova informs Baxter that it does not intend to continue specific development activities then in progress, each Party shall bear its own costs incurred in closing out such activities; and

(g)                                  Baxter shall not withdraw or cancel any Marketing Approval or Drug Approval Application, unless expressly instructed so by Onconova in writing; provided that Onconova shall be responsible for all costs and expenses for the maintenance of all Marketing Approvals and Drug Approval Applications following the effective date of termination.

15.4.                     Force Majeure

15.4.1.           No failure or delay by either Party in the performance of any obligation hereunder shall be deemed a breach of this Agreement nor create any liability for any damages, increased cost or losses which the other Party may sustain by reason of such failure or delay of performance, if the same shall arise from any cause or causes beyond the control of that Party, such as earthquake, storm, flood, fire, other acts of nature, epidemic, war, riot, hostility, public disturbance, cessation of transport, act of public enemies, prohibition or act by a Government Authority or public agency, strike or other labor dispute or work stoppage (collectively “Force Majeure”); provided, however, that the Party so prevented shall continue to take all commercially reasonable actions within its power to comply with its obligations hereunder as fully as possible and to mitigate possible damages.

15.4.2.           The Party so prevented shall without undue delay notify the other Party in writing thereof.

15.4.3.           Should the event of Force Majeure continue for more than **, the Parties shall promptly discuss their further performance under this Agreement and whether to modify or terminate this Agreement in view of the effect of the event of Force Majeure.  If no agreement can be reached within ** after expiration of such **, either Party may terminate this Agreement effective immediately upon written notice to the other Party.

15.5.                     Survival.  For the avoidance of doubt, it is understood that provisions under Articles 1 and 14 and Sections 6.3.1, 9.2.3, 9.3, 9.5, 9.6, 9.7, 10.2, 13.1 (for the term set forth therein), 13.2 (for the term set forth therein), 15.1.1, 15.3, 15.5, 15.6, 16.2, 16.3, 16.5, 16.13, 16.14 and 16.15 shall survive the expiration of this Agreement.

15.6.                     Other Remedies.  Termination or expiration of this Agreement for any reason shall not release any party from any liability or obligation that has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

ARTICLE XVI.
GENERAL PROVISIONS

16.1.                     Assignment.  This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including without limitation those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or similar transaction, subject to the assignee agreeing to be bound by the terms of this Agreement. Any purported assignment in violation of the preceding sentences shall be void. Any permitted successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement.

16.2.                     Headings.  Headings are inserted for convenience and shall not affect the meaning or interpretation of this Agreement.

16.3.                     Waiver.  No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

16.4.                     Notices.  Any and all notices given by one Party to the other Party under this Agreement must be in writing and shall be delivered by hand, sent by registered or certified air mail (postage prepaid), international courier service or fax to the other Party’s address as set forth below or to the latest address of such Party as shall have been communicated to the other Party.

If to Baxter:

Baxter Healthcare SA

Thurgauerstrasse 130

8152 Glattpark (Opfikon)

Switzerland

Attention: President

Telephone: +41 44 878 6000

Facsimile:  +41 44 878 6350

With copies to:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Attention: President BioScience

Telephone: +1 847.940.6255

Facsimile:  +1 847.940.6271

Baxter Healthcare SA

Thurgauerstrasse 130

8152 Glattpark (Opfikon)

Switzerland

Attention: Legal Counsel

Telephone: +41 1 878 6199

Facsimile:  +41 1 878 6352

If to Onconova:

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18490

Attention: Commercial Department

Telephone: +1 267.759.3680

Facsimile:  +1 267.759.3681

With copies to:

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18490

Attention: Chief Executive Officer

Telephone: +1 267.759.3680

Facsimile:  +1 267.759.3681

Dechert LLP

902 Carnegie Center, Suite 500

Princeton, NJ 08540

Attention: James J. Marino

Telephone: +1 609.955.3230

Facsimile:  +1 609 955.3259

16.5.                     Severability.  Should any part of this Agreement be held unenforceable or in conflict with the applicable Laws of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

16.6.                     Entire Agreement.  This Agreement constitutes the whole agreement between the Parties and shall cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including without limitation the Confidentiality Agreement (with any information disclosed thereunder being deemed to be disclosed pursuant to this Agreement and subject to the terms of Articles 11 or 12 respectively).

16.7.                     Amendment.  Any amendment or modification to this Agreement shall only be made in writing and shall only be valid when signed by the due representatives of the Parties.

16.8.                     Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.

16.9.                     Agency.  Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer, or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

16.10.              Further Actions.  Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.11.              Compliance with Laws.  Each Party will comply with all Laws in performing its obligations and exercising its rights hereunder, including without limitation all Laws relating to the export, re-export or other transfer of any Information transferred pursuant to this Agreement or the Licensed Product.

16.12.              Third Party Beneficiary.  Each Party acknowledges and agrees that Temple University is a third party beneficiary of this Agreement to the extent required for Temple University to enforce this Agreement against Baxter in its capacity as a sublicensee under the Temple Agreement, and to enforce Temple’s rights under Section 16.2.

16.13.              Governing Law.  The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the state of Delaware, excluding its provisions regarding conflicts of law. The UNCITRAL Convention on the International Sale of Goods shall not apply.

16.14.              Dispute Resolution; Jurisdiction.  Any disputes under this Agreement shall be submitted initially by either Party for resolution by the Executive Officers.  The Executive Officers shall meet and discuss such matter within ** after a Party proposes that such Executive Officers meet to discuss the dispute.  In the event the Executive Officers of each Party are unable to resolve the dispute within ** after receiving notice of the dispute (or such longer period as the Parties may mutually agree upon), then such dispute shall be submitted upon the initiative of either Party after expiration of the ** period for resolution as set forth in Exhibit 16.14.

16.15.              Bankruptcy Code.  All rights and licenses granted under or pursuant to this Agreement by Onconova or Baxter are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and of any similar provisions of applicable Laws under any other jurisdiction (collectively, the “Bankruptcy Laws”), licenses of right to “intellectual property” as defined under the Bankruptcy Laws. Onconova agrees that Baxter, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Laws.

[Signature Page Follows]

[Signature Page to License Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers or representatives.

ONCONOVA THERAPEUTICS,		BAXTER HEALTHCARE SA
INC.

Signature:	/s/ Ramesh Kumar	Signature:	/s/ Benedikt Kubik
Name:	Ramesh Kumar	Name:	Benedikt Kubik
Title:	President and CEO	Title:	Finance Director

		Signature:	/s/ Sarah Byrne-Quinn
		Name:	Sarah Byrne-Quinn
		Title:	VP Business Development & Strategy

Schedule 1.13(a)

**

Schedule 1.13(e)

**(1)

**

(1)  **

Schedule 1.23

**

Schedule 1.66

**

Schedule 1.67

**

Schedule 1.101

Upstream Agreements

The January 1, 1999 License Agreement between Temple University and Onconova, as amended from time to time.

Schedule 13.3

Form of Press Release

Exhibit 16.14

**

(a) **

(b) **

(c) **

(d) **

(e) **

(f) **

(g) **